Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562

PROSPECTUS SUPPLEMENT
(to prospectus dated May 12, 2011)
$1,875,000,000

3.953% Notes due 2016

This prospectus supplement relates to the remarketing of Citigroup Inc.’s 3.953% Notes due 2016, originally issued as 6.935% Junior Subordinated Deferrable Interest Debentures Due September 15, 2042 (the “Junior Subordinated Debentures”) to Citigroup Capital XXXII, a Delaware statutory trust, in connection with the private sale of Upper DECS Equity Units in December 2007. Each relevant Upper DECS Equity Unit initially consisted of (i) a stock purchase contract to purchase shares of Citigroup common stock on September 15, 2011 (provided that a successful remarketing occurs prior to that date) and (ii) an undivided beneficial ownership interest in the trust preferred securities issued by Citigroup Capital XXXII (the “Capital Securities”). In early May 2011, pursuant to the provisions of the Fourth Supplemental Indenture and the Tenth Supplemental Indenture (each as defined under “Description of the Notes”), the Junior Subordinated Debentures were made senior in ranking, given a shorter term to maturity and certain other conforming changes to their terms were made (the Junior Subordinated Debentures as amended by the Tenth Supplemental Indenture, “3.953% Notes due 2016” or the “notes”). On May 23, 2011, Citigroup Capital XXXII was dissolved and the notes were distributed to holders of the Capital Securities.

The notes will mature on June 15, 2016. The notes will bear interest at a fixed rate of 3.953% per annum. Interest on the notes is payable semi-annually in equal installments on the 15th day of each June and December and at maturity, commencing December 15, 2011. Citigroup does not have the right to defer the payment of interest on the notes. The notes may not be redeemed prior to maturity unless certain changes in tax law or interpretations occur and certain other conditions are satisfied, as described under “Description of the Notes — Redemption upon a Tax Event.”

The notes are senior unsecured debt securities. However, certain terms of the notes differ from the terms of other series of senior debt securities issued by Citigroup, including different events of default and covenants. You are urged to carefully read the “Risk Factors” section beginning on page S-5, along with the other information in this prospectus supplement, before you make your investment decision.

The notes are being remarketed through Citigroup Global Markets Inc. (the “Remarketing Agent”). Citigroup will not directly receive any of the proceeds from the remarketing. See “Use of Proceeds” and “Relationship of the Upper DECS Equity Units to the Remarketing.”

The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange, but Citigroup is not required to maintain this listing. See “Description of the Notes — Listing.”

Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price(1)	102.0384%	$1,913,220,000
Remarketing Fee	0.3250%	$6,093,750
Net Proceeds(2)	101.7134%	$1,907,126,250

(1)	Plus accrued interest from June 15, 2011, if settlement occurs after that date.

(2)	Citigroup will not directly receive any proceeds from the remarketing. See “Use of Proceeds” and “Relationship of the Upper DECS Equity Units to the Remarketing.”

The Remarketing Agent is remarketing the notes subject to various conditions. The Remarketing Agent expects that the notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream or Euroclear, on or about June 15, 2011.

The notes are not deposits or savings accounts but are senior unsecured debt obligations of Citigroup. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Citi

Deutsche Bank Securities
Goldman, Sachs & Co.
Nomura
UBS Investment Bank
Wells Fargo Securities

Banca IMI	Drexel Hamilton, LLC
Lebenthal & Co., LLC	Lloyds Securities
Loop Capital Markets	Raiffeisen Bank International AG
Ramirez & Co., Inc.	RBC Capital Markets
Siebert Capital Markets	SOCIETE GENERALE
TD Securities	The Williams Capital Group, L.P.
June 8, 2011

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference herein, is accurate as of any date other than the date of the relevant document. Citigroup is not, and the Remarketing Agent is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

Each of the prospectus and prospectus supplement is an advertisement for the purposes of applicable measures implementing the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”). A listing prospectus prepared pursuant to the Prospectus Directive will be published, which can be obtained from Registre de Commerce et des Sociétés à Luxembourg so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange.

The distribution or possession of this prospectus and prospectus supplement in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and prospectus supplement come are required by Citigroup and the Remarketing Agent to inform themselves about, and to observe any such restrictions, and neither Citigroup nor the Remarketing Agent accepts any liability in relation thereto. See “Plan of Distribution”.

This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Plan of Distribution.”

References in this prospectus supplement to “dollars”, “$” and “U.S. $” are to United States dollars.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement and the accompanying prospectus and in other information incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the rules and regulations of the SEC. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in this prospectus supplement and the accompanying prospectus, the factors listed and described under “Risk Factors” in Citigroup’s 2010 Annual Report on Form 10-K and the factors described below:

•	the impact of the ongoing implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Financial Reform Act) on Citigroup’s business activities and practices, costs of operations and overall results of operations;

•	the impact of increases in FDIC insurance premiums on Citigroup’s earnings, net interest margin (NIM) and competitive position, in the U.S. and globally;

•	Citigroup’s ability to maintain, or the increased cost of maintaining, adequate capital in light of changing regulatory capital requirements pursuant to the Financial Reform Act, the capital standards adopted by the Basel Committee on Banking Supervision (including as implemented by U.S. regulators) or otherwise;

•	disruption to, and potential adverse impact to the results of operations of, certain areas of Citigroup’s derivatives business structures and practices as result of the central clearing, exchange trading and “push-out” provisions of the Financial Reform Act;

•	the potential negative impacts to Citigroup of regulatory requirements aimed at facilitation of the orderly resolution of large financial institutions, as required under the Financial Reform Act;

•	risks arising from Citigroup’s extensive operations outside the U.S., including the continued volatile political environment in certain emerging markets and with respect to certain sovereigns with which Citigroup does business or invests, and Citigroup’s ability to comply with conflicting or inconsistent regulations;

•	the impact of recently enacted and potential future regulations on Citigroup’s ability and costs to participate in securitization transactions;

•	a reduction in Citigroup’s or its subsidiaries’ credit ratings, including in response to the passage of the Financial Reform Act, and the potential impact on Citigroup’s funding and liquidity, borrowing costs and access to the capital markets, among other factors;

•	the impact of restrictions imposed on proprietary trading and funds-related activities by the Financial Reform Act, including the potential negative impact on Citigroup’s market-making activities and its global competitive position with respect to its trading activities;

•	increased compliance costs and possible changes to Citigroup’s practices and operations with respect to a number of its U.S. consumer businesses as a result of the Financial Reform Act and the establishment of the new Bureau of Consumer Financial Protection;

•	the continued impact of The Credit Card Accountability Responsibility and Disclosure Act of 2009 as well as other regulatory requirements on Citigroup’s credit card businesses and business models;

•	the exposure of Citigroup, as originator of residential mortgage loans, servicer or seller of such loans, sponsor of residential mortgage-backed securitization transactions or servicer of such loans, or in other capacities, to government sponsored enterprises (GSEs), investors, mortgage insurers, or other third parties as a result of representations and warranties made in connection with the transfer, sale or securitization of such loans;

•	the outcome of inquiries and proceedings by governmental entities, or state attorneys general, or judicial and regulatory decisions, regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages and mortgage transfer and securitization processes, and any potential impact on Citigroup’s results of operation or financial condition;

•	the continued uncertainty about the sustainability and pace of the economic recovery, including continued disruption in the global financial markets and the potential impact on consumer credit, on Citigroup’s businesses and results of operations;

•	Citigroup’s ability to maintain adequate liquidity in light of changing liquidity standards in the U.S. or abroad, and the impact of maintaining adequate liquidity on Citigroup’s NIM;

•	an “ownership change” under the Internal Revenue Code and its effect on Citigroup’s ability to utilize its deferred tax assets (DTAs) to offset future taxable income;

•	the potential negative impact on the value of Citigroup’s DTAs if corporate tax rates in the U.S., or certain foreign jurisdictions, are decreased;

•	the expiration of a provision of the U.S. tax law allowing Citigroup to defer U.S. taxes on certain active financial services income and its effect on Citigroup’s tax expense;

•	Citigroup’s ability to continue to wind down Citi Holdings at the same pace or level as in the past and its ability to reduce risk-weighted assets and limit its expenses as a result;

•	Citigroup’s ability to continue to control expenses, particularly as it continues to invest in the businesses in Citicorp with the continued uncertainty of the impact of FX translation and legal and regulatory expenses from quarter to quarter;

•	Citigroup’s ability to hire and retain qualified employees as a result of regulatory uncertainty regarding compensation practices or otherwise;

•	Citigroup’s ability to predict or estimate the outcome or exposure of the extensive legal and regulatory proceedings to which it is subject, and the potential for the “‘whistleblower”” provisions of the Financial Reform Act to further increase Citigroup’s number of, and exposure to, legal and regulatory proceedings;

•	potential future changes in key accounting standards utilized by Citigroup and their impact on how Citigroup records and reports its financial condition and results of operations;

•	the accuracy of Citigroup’s assumptions and estimates, including in determining credit loss reserves, litigation and regulatory exposures, mortgage representation and warranty claims and the fair value of certain assets, used to prepare its financial statements;

•	Citigroup’s ability to maintain effective risk management processes and strategies to protect against losses, which can be increased by concentration of risk, particularly with Citigroup’s counterparties in the financial sector;

•	a failure in Citigroup’s operational systems or infrastructure, or those of third parties;

•	Citigroup’s ability to maintain the value of the Citi brand; and

•	the continued volatility and uncertainty relating to Citigroup’s Japan consumer finance business, including the type, number and amount of customer refund claims received.

SELECTED HISTORICAL FINANCIAL DATA

We are providing or incorporating by reference in this prospectus supplement selected historical financial information of Citigroup. We derived this information from the consolidated financial statements of Citigroup for each of the periods presented. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus, copies of which can be obtained free of charge. See “Where You Can Find More Information” on page 6 of the accompanying prospectus.

In addition, you may receive copies of all of Citigroup’s filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus free of charge at the office of Citigroup’s listing agent, Dexia Banque Internationale à Luxembourg, located at 69, route d’Esch, L-2953 Luxembourg so long as the notes are listed on the Luxembourg Stock Exchange. Such documents will also be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) upon listing of the notes.

The consolidated audited annual financial statements of Citigroup for the fiscal years ended December 31, 2010 and 2009 and its consolidated unaudited financial statements for the periods ended March 31, 2011 and 2010 are incorporated herein by reference. These statements are obtainable free of charge at the office of Citigroup’s listing agent, at the address set forth in the preceding paragraph.

	At or for the Three Months
	Ended March 31,		At or for the Year Ended December 31,
	2011	2010	2010	2009	2008
			(dollars in millions, except per share amounts)
Income Statement Data:
Total revenues, net of interest expense(1)	$19,726	$25,421	$86,601	$80,285	$51,599
Income from continuing operations	3,031	4,249	10,951	(1,066)	(32,029)
Net income	2,999	4,428	10,602	(1,606)	(27,684)
Dividends declared per common share(2)	—	—	—	0.01	1.12
Balance Sheet Data:
Total assets(1)	$1,947,815	$2,002,213	$1,913,902	$1,856,646	$1,938,470
Total deposits	865,863	827,914	844,968	835,903	774,185
Long-term debt(1)	376,541	439,274	381,183	364,019	359,593
Total stockholders’ equity(1)	171,037	151,421	163,468	152,700	141,630

(1)	Effective January 1, 2010, Citigroup adopted Accounting Standards Codification (ASC) 860, formerly SFAS No. 166 and ASC 810, formerly SFAS No. 167. The adoption was done on a prospective basis and, accordingly, prior periods have not been restated.

(2)	Amounts represent Citigroup’s historical dividends per common share and have been adjusted to reflect stock splits.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this prospectus supplement and accompanying prospectus before you decide whether an investment in the notes is suitable for you. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.

Certain Terms of the Notes, including Covenants and Events of Default, Vary from the Standard Terms of Citigroup Senior Notes.

Although the notes are senior unsecured debt securities of Citigroup, the notes are not being issued under Citigroup’s senior debt indenture. Certain terms of the notes, including events of default and covenants, differ from the standard terms of other series of Citigroup senior debt securities. Some of the differences include:

•	events of default resulting in acceleration of the maturity of the notes are limited to (i) certain bankruptcy or liquidation events and (ii) Citigroup’s failure to pay interest when due and failing to cure within a 30-day period;

•	no restriction on Citigroup’s ability to pledge shares of voting stock of any significant subsidiary as security for money borrowed; and

•	no requirement that Citigroup pay any additional amounts to non-United States persons due to imposition of U.S. withholding taxes.

See “Description of the Notes — Events of Default” and “— Restrictions on Certain Payments.”

The Notes May be Redeemed at Any Time if Certain Changes in Tax Law Occur.

If certain changes in tax law or interpretations with respect to the deductibility of the interest payable on the notes by Citigroup occur and are continuing, and certain other conditions are satisfied, the notes could be redeemed by Citigroup at a redemption price equal to $1,000 per note plus any accrued and unpaid interest. See “Description of the Notes — Redemption upon a Tax Event.”

USE OF PROCEEDS

Citigroup will not directly receive any of the proceeds from the remarketing. Proceeds from the remarketing will be used as follows:

•	to pay the Remarketing Agent a remarketing fee not exceeding 32.50 basis points (0.3250%) of the total principal of the sale of the notes;

•	to purchase an interest bearing deposit with Citibank, N.A. in an amount (the “remarketing value”) that on September 15, 2011 (the date on which holders of the Upper DECS Equity Units are obligated to purchase Citigroup common stock under the terms of the stock purchase contract) will equal the sum of (i) $1,875,000,000 and (ii) the amount of accrued and unpaid interest that would be due on the Junior Subordinated Debentures if the Junior Subordinated Debentures remained outstanding on September 15, 2011; and

•	the remaining portion, if any, of the proceeds will be remitted to the holders of Upper DECS Equity Units participating in the remarketing.

See “Relationship of the Upper DECS Equity Units to the Remarketing.”

Citigroup expects to incur additional indebtedness in the future to fund its business. Citigroup or one or more of its subsidiaries may enter into a swap agreement in connection with the sale of the notes and may earn additional income from that transaction.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements, and to the extent inconsistent with replaces, the description of the general terms set forth in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. To the extent specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement.

The notes are issued under an indenture, dated as of July 23, 2004 (the “Base Indenture”) between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, as supplemented by a Fourth Supplemental Indenture, dated December 3, 2007 (the “Fourth Supplemental Indenture”) and a Tenth Supplemental Indenture, dated May 1, 2011 (the “Tenth Supplemental Indenture” and together with the Base Indenture and the Fourth Supplemental Indenture, the “indenture”). The indenture has been filed with the SEC and is incorporated by reference into the registration statement (No. 333-172562) under the Securities Act of 1933 of which this prospectus supplement forms a part.

The following briefly summarizes the material provisions of the indenture and the notes. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. Copies of the indenture may be obtained from Citigroup or the trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the indenture. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated into this prospectus supplement by reference, and the statements in this prospectus supplement are qualified by that reference.

Citigroup has appointed The Bank of New York Mellon to act as paying agent under the indenture.

General

The notes offered by this prospectus supplement are senior debt of Citigroup issued under the indenture. The notes will be unsecured obligations of Citigroup and will rank on an equal basis with all other unsecured senior indebtedness of Citigroup, whether existing at the time of sale of the notes or thereafter created. The notes will be limited to an aggregate principal amount of $1,875,000,000.

The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will trade in book-entry form, and a related global note will be issued in physical (paper) form, as described under “— Book-Entry Procedures and Settlement.”

Because Citigroup is a holding company, the claims of creditors of Citigroup’s subsidiaries will have a priority over Citigroup’s equity rights and the rights of Citigroup’s creditors, including the holders of the notes, to participate in the assets of the subsidiary upon the subsidiary’s liquidation.

There are no covenants or provisions in the indenture that would afford the holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Citigroup that may adversely affect such holders.

Payment of Principal and Interest

The notes will mature and the entire principal amount of the notes will become due and payable, together with any accrued and unpaid interest thereon, on June 15, 2016.

The notes will bear interest at the annual rate of 3.953%, from and including June 15, 2011, payable semi-annually in arrears in equal installments on June 15 and December 15 of each year and at maturity, commencing December 15, 2011 (each, an “interest payment date”). Interest will be paid to the person in whose name such note is registered, with limited exceptions, at the close of business on the Business Day preceding such interest payment date. In the event the notes do not remain in book-entry only form, Citigroup shall have the right to select record dates, which will be more than 14 days but less than 60 days prior to the interest payment date. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period will be computed on the basis of the actual number of days elapsed per 30-day month. All amounts resulting from this calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

If an interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on such interest payment date or maturity date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. However, if such Business Day is in the next succeeding calendar year, then such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A “Business Day” is any day which is a day on which commercial banks settle payments and are open for general business in New York City.

If a date for payment of interest or principal on the notes falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

Payments of principal and interest on the notes will be made as described under “— Book-Entry Procedures and Settlement.”

No Option to Defer Interest Payments

Citigroup does not have the right to defer the payment of interest on the notes.

Restrictions on Certain Payments

If with respect to the notes there shall have occurred and be continuing a default under the indenture, then

(a) Citigroup and its subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than

•	purchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of common stock of Citigroup pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the default, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of Citigroup’s capital stock for any other class or series of Citigroup’s capital stock;

•	the purchase of fractional interests in shares of Citigroup’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	the purchase of Citigroup’s capital stock in connection with the distribution thereof; and

(b) Citigroup and its subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by Citigroup that rank equally with or junior to the notes, other than

•	any payment of current or deferred interest on securities that rank equally with the notes that is made pro rata to the amounts due on such securities (including the notes), and

•	any payments that, if not made, would cause us to violate the terms of the instrument governing such debt securities or guarantees.

These restrictions, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid. (Section 13.3)

Redemption upon a Tax Event

Citigroup may redeem the notes, in whole but not in part, at any time upon the occurrence of a Tax Event (as defined below). The redemption price will be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. Any redemption of the notes is subject to Citigroup’s receipt of prior written approval from the Federal Reserve, if such approval is then required by the Federal Reserve.

“Tax Event” means that the trustee will have received an opinion of a nationally recognized independent tax counsel experienced in such matters which states that, as a result of any: (a) amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States; or (b) amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after November 26, 2007, there is more than an insubstantial risk that interest payable on the notes would not be deductible, in whole or in part, by Citigroup for United States federal income tax purposes.

Provided that Citigroup obtains any required regulatory approval, if a Tax Event occurs and continues, Citigroup may, upon not less than 30 nor more than 60 days’ notice, redeem the notes, in whole but not in part, for cash within 90 days following the occurrence of the Tax Event. If, however, at the time there is available to Citigroup the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursing some other reasonable measure that will have no adverse effect on Citigroup or the holders of the notes, then Citigroup will pursue such measure instead of redemption.

No Payment of Additional Amounts

Citigroup shall not be required to pay additional amounts to holders of notes due to the imposition of taxes on the notes.

Listing

Application will be made to list and trade the notes on the regulated market of the Luxembourg Stock Exchange.

Directive 2006/43/EC of the European Parliament and of the Council of 17 May 2006 on statutory audits of annual accounts and consolidate accounts, (the “Statutory Audit Directive”) entered into force on 29 June 2006. It requires member states to take measures necessary to comply with the Statutory Audit Directive by 29 June 2008. Amongst other things the Statutory Audit Directive requires that, where an issuer’s securities are admitted to trading on a regulated market in any member state of the European Economic Area (the “EEA”) and its auditor is from a country outside the EEA then, unless covered by an exemption or derogation, that auditor must be registered in that member state and be subject to that member state’s system of oversight, quality assurance, investigation and penalties. The Statutory Audit Directive further provides that audit reports issued by auditors from countries outside the EEA which are not so registered (or covered by an exemption or derogation) shall have no legal effect in the relevant member state.

As a result of having securities admitted to trading on the regulated market of the Luxembourg Stock Exchange, Citigroup will be required by Directive 2004/109/EC of the European Parliament and of the Council of 15 December 2004 on the harmonization of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market (the “Transparency Directive”) and implementing measures in Luxembourg to publish at the latest four months after the end of each of its financial years an annual financial report containing, amongst other things, its audited financial statements.

On 27 May 2008, the European Commission published a draft Decision proposing a period of transitional relief to run from 29 June 2008 to 1 July 2010. According to the proposal, during this period auditors from certain countries outside the EEA need not be registered in accordance with the Statutory Audit Directive provided that the auditor supplies the competent authority in the relevant member state with certain information.

As of the date of this prospectus supplement, Citigroup’s auditors are not registered pursuant to the Statutory Audit Directive and implementing measures (or covered by an exemption or derogation) in Luxembourg, but the proposed transitional relief is available to them. By the date on which Citigroup will be obliged pursuant to the Transparency Directive and implementing measures in Luxembourg to publish its first annual financial report after the date of expiration of the proposed transitional relief Citigroup may determine that, as a result of the Statutory Audit Directive or implementing measures in Luxembourg, it has become impracticable or unduly burdensome to maintain the admission of securities to trading on the regulated market of the Luxembourg Stock Exchange. In such event Citigroup may seek an alternative admission to listing, trading and/or quotation for the notes on a different market segment of the Luxembourg stock exchange or by such other competent authority, stock exchange and/or quotation system inside or outside the EEA as it may decide.

If such an alternative admission is not available to Citigroup or is, in Citigroup’s opinion, unduly burdensome, an alternative admission may not be obtained. Notice of any de-listing and/or alternative admission will be given as described under “— Book-Entry Procedures and Settlement — Notices” below.

Limitations on Mergers and Sales of Assets

The indenture provides that Citigroup will not consolidate or merge with another corporation or convey, transfer or lease its assets substantially as an entirety unless:

•	the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on all notes issued thereunder and the performance of every other covenant of the indenture on the part of Citigroup; and

•	immediately thereafter no default and no event which, after notice or lapse of time, or both, would become a default, shall have happened and be continuing.

Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Citigroup under the indenture. Thereafter the predecessor corporation shall be relieved of all obligations and covenants under the indenture and the notes. (Sections 8.1 and 8.2)

Events of Default

The indenture provides that the following are events of default relating to the notes:

(1) failure to pay any installment of interest on any of the notes, when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days, or

(2) specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Citigroup.

If any indenture event of default shall occur and be continuing, the trustee or the holders of 25% or more in principal amount of the notes then outstanding, may declare the entire principal of and all accrued and unpaid interest on the notes and any other amounts payable under the indenture to be immediately due and payable. (Section 5.2)

There is no event of default, and accordingly there is no right of acceleration, in the case of (i) a default in the payment of principal or premium, if any, (ii) a default in the performance of any other covenant of Citigroup in the indenture or (iii) any other default that is not also an event of default.

No event of default regarding one series of notes issued under the indenture is necessarily an event of default regarding any other series of senior debt securities (Section 5.1).

If an event of default occurs regarding the notes, the trustee may use any sums that it collects under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of notes of such series (Sections 5.5 and 6.7).

Indenture Defaults

The indenture provides that the following are defaults relating to the notes:

(1) an event of default;

(2) a default in the payment of the principal of, or premium, if any, on, any note at its maturity; and

(3) a default for 90 days after written notice in the performance of any other covenant in respect of the notes.

There is no right of acceleration with respect to defaults, except for defaults that are events of default.

The trustee may withhold notice to the holders of the notes of any default with respect thereto, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of such holders. (Section 6.2)

Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indenture during the preceding year (Section 10.4).

Holders of a majority in principal amount of the outstanding notes will be entitled to control certain actions of the trustee under the indenture and to waive past defaults regarding such series (Section 5.6). The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of notes, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 6.3).

Before any holder of notes may institute action for any remedy, except payment on such holder’s note when due, the holders of not less than 25% in principal amount of the notes outstanding must request the trustee to take action. Holders must also offer satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 5.7).

Modifications and Amendments

Modifications and amendments to the indenture through a supplemental indenture may be made by Citigroup and the trustee with the consent of the holders of a majority in principal amount of the notes at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each note affected thereby:

(1) modify the terms of payment of principal, premium, if any, or interest on such notes; or

(2) modify the ranking of the notes in a manner adverse to the holders of the notes; or

(3) reduce the percentage of holders of notes necessary to modify or amend the indenture or waive compliance by Citigroup with any covenant or past default. (Section 9.2)

Discharge and Defeasance

Citigroup may discharge most of its obligations under the indenture to holders of the notes if such notes have not already been delivered to the trustee for cancellation and either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. For Citigroup to discharge these obligations, it must deposit with the trustee an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest on all outstanding notes and to make any mandatory scheduled installment payments thereon when due. (Section 4.1)

Unless otherwise specified in this prospectus supplement relating to the notes, Citigroup, at its option:

(1) will be released from any and all obligations in respect of the notes, which is known as “defeasance and discharge”; or

(2) need not comply with certain covenants specified herein regarding the notes, which is known as “covenant defeasance.”

If Citigroup exercises its covenant defeasance option, the failure to comply with any defeased covenant and any default in the applicable supplemental indenture will no longer be a default under the indenture.

To exercise either its defeasance and discharge or covenant defeasance option, Citigroup must

(1) deposit with the trustee, in trust, cash or U.S. government obligations in an amount sufficient to pay all the principal of and premium, if any, and any interest on the notes when such payments are due; and

(2) deliver an opinion of counsel, which, in the case of a defeasance and discharge, must be based upon a ruling or administrative pronouncement of the Internal Revenue Service (the “IRS”), to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be required to pay U.S. federal income tax in the same manner as if such defeasance had not occurred. (Sections 4.2, 4.3 and 4.4).

When there is a defeasance and discharge, the indenture will no longer govern the notes, Citigroup will no longer be liable for payment and the holders of such notes will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated for payments when due if the deposited funds are not sufficient to pay the holders.

The obligations under the indenture to register the transfer or exchange of notes, to replace mutilated, defaced, destroyed, lost or stolen notes, and to maintain paying agents and hold monies for payment in trust will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance option.

Governing Law

The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Unclaimed Funds

All funds deposited with the trustee for the payment of principal or interest in respect of the notes that remain unclaimed for two years after the maturity date will be repaid to Citigroup upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against Citigroup, and the trustee will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce Citigroup’s payment obligations evidenced by the notes must be commenced within six years after payment is due. Thereafter Citigroup’s payment obligations will generally become unenforceable.

Concerning the Trustee

Citigroup has had and may continue to have banking relationships with the trustee in the ordinary course of business.

Book-Entry Procedures and Settlement

The notes will be issued under a book-entry system in the form of one or more global securities. Citigroup will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the notes upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the notes for purposes of the indenture. Therefore, except as set forth below, you will not be entitled to have notes registered in your name or to receive physical delivery of certificates representing the notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the notes are represented by the global securities, we will pay principal of and interest and premium, if any, on those notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

You will be required to make your initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Notes and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a) the depositary is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for the depositary within 90 days;

(b) at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c) Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. Thereafter, the holders of the definitive notes will be recognized as the “holders” of the notes under the indenture.

The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive debt security, so long as the applicant furnishes to Citigroup and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of Citigroup’s paying agent. Citigroup’s paying agent in the Borough of Manhattan and, if the definitive notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive note may be made only against surrender of the note to one of Citigroup’s paying agents. Citigroup also has the option of making payments of interest by mailing checks to the registered holders of the notes.

Citigroup’s paying agent in the Borough of Manhattan is the corporate trust office of The Bank of New York Mellon, located at 101 Barclay Street — 8W, New York, New York. Citigroup’s paying agent and transfer agent in Luxembourg is Dexia Banque Internationale à Luxembourg S.A., currently located at 69, route d’Esch, L-2953 Luxembourg. As long as the notes are listed on the Luxembourg Stock Exchange, Citigroup will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in London and Luxembourg. See “— Notices” below.

In the event definitive notes are issued, the holders of definitive notes will be able to transfer their securities, in whole or in part, by surrendering the notes for registration of transfer at the office of The Bank of New York Mellon, listed above and, so long as definitive notes are listed on the Luxembourg Stock Exchange, at the offices of the transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Citigroup and the securities registrar. A form of such instrument of transfer will be obtainable at the relevant office of The Bank of New York Mellon and the Luxembourg transfer agent. Upon surrender, Citigroup will execute, and the trustee will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new debt security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of The Bank of New York Mellon or the Luxembourg transfer agent, as requested by the owner of such new notes. Citigroup will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. In addition, so long as the securities are listed on the Luxembourg Stock Exchange, notices will also be made by publication in a leading newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

RELATIONSHIP OF THE UPPER DECS EQUITY UNITS TO THE REMARKETING

In December 2007, Citigroup issued 75,000,000 Upper DECS Equity Units in a private sale. Each Upper DECS Equity Unit initially consisted of a contract to purchase shares of Citigroup’s common stock in accordance with the terms of the Upper DECS Equity Units, as well as an undivided beneficial interest in the trust preferred securities issued by Citigroup Capital XXIX, Citigroup Capital XXX, Citigroup Capital XXXI or Citigroup Capital XXXII, each a Delaware statutory trust. This prospectus supplement relates only to the remarketing of Citigroup’s 3.953% Notes due 2016, originally issued to Citigroup Capital XXXII as Citigroup’s 6.935% Junior Subordinated Deferrable Interest Debentures Due September 15, 2042. In early May 2011, pursuant to the provisions of the Fourth Supplemental Indenture and the Tenth Supplemental Indenture, in accordance with their original terms, the Junior Subordinated Debentures were made senior in ranking, given a shorter term to maturity and certain other conforming changes to their terms were made. On May 23, 2011, in accordance with the terms of the Amended and Restated Declaration of Trust of Citigroup Capital XXXII, dated December 3, 2007, Citigroup dissolved the Trust and distributed the notes to the holders of the Capital Securities. Under the terms of the Upper DECS Equity Units, Citigroup engaged the Remarketing Agent to remarket the notes on behalf of the holders pursuant to the remarketing agreement between Citigroup and the Remarketing Agent, dated April 27, 2011, as amended (the “Remarketing Agreement”).

Citigroup will not directly receive any of the proceeds from the remarketing. See “Use of Proceeds.” Pursuant to the Remarketing Agreement, the Remarketing Agent will retain a remarketing fee not exceeding 32.50 basis points (0.3250%) of the total principal of the remarketing of the notes. A portion of the net proceeds of the remarketing of the notes comprising part of Upper DECS Equity Units will be used to satisfy the obligation of holders of the Upper DECS Equity Units to purchase common stock of Citigroup under the stock purchase contract on September 15, 2011. The remaining portion, if any, of the proceeds will be remitted to the holders of Upper DECS Equity Units participating in the remarketing.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following description of the material United States federal income tax consequences of owning the notes replaces the description under the headings “United States Tax Documentation Requirements” and “United States Federal Income Tax Considerations” set forth in the accompanying prospectus.

This section describes the material United States federal income tax consequences of owning the notes. It applies to a holder of notes only if such holder acquired the notes in the remarketing at the public offering price and the holder holds the notes as capital assets for tax purposes. This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Treatment of the Notes.  We intend to treat the notes as “variable rate debt instruments” that are issued with no more than a de minimis amount of original issue discount (“OID”) for U.S. federal income tax purposes. The rest of this section assumes that such treatment will apply to the notes. By purchasing the notes you have agreed to treat the notes as set forth above. However, there are no United States Treasury Regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the notes, and therefore the U.S. federal income tax treatment of the notes under the OID rules is unclear. See “— Possible Alternative Characterizations and Treatments” below.

Possible Alternative Characterizations and Treatments.  As mentioned above, there are no United States Treasury Regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the notes when issued in connection with the Upper DECS Equity Units, and therefore the U.S. federal income tax treatment of the notes under the OID rules is unclear and other alternative characterizations and treatments are possible. For example, it is possible that the notes could be treated as “contingent payment debt instruments.” In that event, a holder would be required to accrue OID income based on the “comparable yield” of the notes. In general, the comparable yield of the notes would be the rate at which we would issue a fixed-rate debt instrument with terms and conditions similar to the notes. It is possible that the comparable yield of the notes could exceed the stated interest rate, in which case a holder might be required to include in income amounts in excess of the stated interest payments on the notes. However, even if the notes were treated as contingent payment debt instruments, we believe it is unlikely that the comparable yield would exceed the stated interest rate of the notes. In addition, if the notes were treated as contingent payment debt instruments, any gain that a holder recognized upon a sale, exchange or other taxable disposition of the notes would generally be treated as ordinary interest income. Finally, if a subsequent holder purchased the notes at a discount, such purchaser would be required to accrue income attributable to such discount over the remaining term of the notes. A holder should consult its tax advisor concerning alternative characterizations and treatments of the notes under the OID rules.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Each holder should consult a tax advisor concerning the consequences of owning the notes, in such holder’s particular circumstances, under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. A holder of notes is a United States holder if such holder is a beneficial owner of a note and is:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a holder is not a United States holder, this subsection does not apply to such holder and such holder should refer to “— United States Alien Holders” below.

Payments of Interest.  Subject to the discussion below under “— Notes Purchased at a Premium”, a holder of a note will be taxed on interest on such holder’s note as ordinary income at the time the holder receives the interest or when it accrues, depending on the holder’s method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes.  A holder’s tax basis in the holder’s note generally will be its cost. Such holder will generally recognize capital gain or loss on the sale or retirement of the note equal to the difference between the amounts the holder realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and the holder’s tax basis in the note. Capital gain of a non-corporate United States holder is subject to special tax rates.

Notes Purchased at a Premium.  We expect that the remarketing price of the notes will exceed the principal amount of the notes. A holder may elect to treat the excess of the remarketing price paid for the notes over the principal amount of the notes as amortizable bond premium. If the holder makes this election, such holder will reduce the amount required to be included in income each year with respect to interest on the note by the amount of amortizable bond premium allocable to that year, based on the note’s yield to maturity. If a holder makes an election to amortize bond premium, such election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that such holder holds at the beginning of the first taxable year to which the election applies or that the holder thereafter acquires, and such holder may not revoke the election without the consent of the IRS. Generally, a holder who does not make this election will not be permitted to reduce the interest income on the notes by the amount of the amortizable bond premium and will have a capital loss at maturity of the notes. The ability to deduct capital losses is subject to significant limitations.

Medicare Tax.  For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a

United States person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection describes the United States federal income tax consequences to a United States alien holder. A holder of notes is a United States alien holder if the holder is the beneficial owner of a note and is, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

This subsection does not apply to a United States holder.

U.S. Federal Withholding Tax.  Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if a holder of notes is a United States alien holder:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to such holder if, in the case of payments of interest or market discount:

1. such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2. such holder is not a controlled foreign corporation that is related to us through stock ownership, and

3. the U.S. payor does not have actual knowledge or reason to know that such holder is a United States person and:

a. such holder has furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which such holder certifies, under penalties of perjury, that such holder is (or, in the case of a United States alien holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) a non-United States person,

b. such holder has furnished to the U.S. payor an IRS Form W-8ECI or an acceptable substitute form upon which such holder certifies, under penalties of perjury, that such payments are effectively connected with such holder’s trade or business in the United States,

c. in the case of payments made outside the United States to a holder at an offshore account (generally, an account maintained by the holder at a bank or other financial institution at any location outside the United States), such holder has furnished to the U.S. payor documentation that establishes such holder’s identity and such holder’s status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

d. the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

iii. a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch, as applicable, has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

e. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from such holder by it or by a similar financial institution between it and such holder, and

ii. to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

f. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that such holder realizes on the sale or exchange of such holder’s note.

If a United States alien holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies. If a tax treaty applies, a United States alien holder may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction in the 30% withholding tax, the United States alien holder must provide a properly executed IRS Form W-8BEN or an acceptable substitute form claiming a reduction of or an exemption from withholding tax under an applicable tax treaty.

U.S. Federal Income Tax.  A United States alien holder that is engaged in a trade or business in the U.S. (and, if a tax treaty applies, maintains a permanent establishment within the U.S.) and receives interest on a note that is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment) will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as a United States holder. In addition, in certain circumstances, a United States alien holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

A United States alien holder of a note will not be subject to U.S. federal income tax on any gain realized on the sale or exchange of the note, unless:

a. such gain is effectively connected with the conduct of the United States alien holder’s trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by the United States alien holder); or

b. the United States alien holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

U.S. Federal Estate Tax.  A note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Information with Respect to Foreign Financial Assets

Individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts (including the notes if held in such accounts) maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Backup Withholding and Information Reporting

United States Holders.  In general, a United States holder will be subject to backup withholding with respect to payments made on the notes and the proceeds received from the sale of the notes unless such holder is an entity (including a corporation or a tax-exempt entity) that is exempt from backup withholding and, when required, demonstrate this fact or:

•	such holder provides the holder’s Taxpayer Identification Number, or “TIN,” which, if such holder is an individual, would generally be the holder’s Social Security Number,

•	such holder certifies that (i) the TIN the holder provides is correct, (ii) the holder is a U.S. person and (iii) the holder is not subject to backup withholding because (A) the holder is exempt from backup withholding or (B) the holder has not been notified by the IRS that the holder is subject to backup withholding due to underreporting of interest or dividends or (C) the holder has been notified by the IRS that the holder is no longer subject to backup withholding, and

•	such holder otherwise complies with the applicable requirements of the backup withholding rules.

In addition, such payments or proceeds received by such holder if the holder is not a corporation or tax-exempt organization will generally be subject to information reporting requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to the holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS.

United States Alien Holders.  In general (except as described below), backup withholding and information reporting will not apply to a distribution of interest on the notes or to proceeds from the disposition of the notes by a United States alien holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States person pursuant to the certification requirements described above under “— United States Alien Holders,” and neither we nor our paying agent has actual knowledge to the contrary.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States alien holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In general, if the notes are not held through a qualified intermediary, the amount of interest, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

The remarketing is being conducted pursuant to the Remarketing Agreement. Under the Remarketing Agreement, the Remarketing Agent has agreed to use its commercially reasonable efforts to remarket the notes at a price which results in proceeds, net of the remarketing fee described below, of at least 100% of the remarketing value.

The Remarketing Agent will use the net proceeds of the remarketing of notes as follows:

•	to pay the Remarketing Agent a remarketing fee not exceeding 32.50 basis points (0.3250%) of the total principal of the sale of the notes;

•	to purchase an interest bearing deposit with Citibank N.A. in an amount equal to the remarketing value; and

•	the remaining portion, if any, of the proceeds will be remitted to the holders of Upper DECS Equity Units participating in the remarketing.

The remarketing value equals an amount that on September 15, 2011 (the date on which holders of the Upper DECS Equity Units are obligated to purchase Citigroup common stock under the terms of the stock purchase contract) will equal the sum of (i) $1,875,000,000 and (ii) the amount of accrued and unpaid interest that would be due on the Junior Subordinated Debentures if the Junior Subordinated Debentures remained outstanding on September 15, 2011.

Neither Citigroup nor the holders of notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

Citigroup has been advised by the Remarketing Agent that it proposes initially to remarket the notes to investors at the price to the public set forth on the cover page of this prospectus supplement.

Citigroup has agreed to indemnify the Remarketing Agent against liabilities relating to material misstatements and omissions.

In connection with the remarketing, the Remarketing Agent may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the Remarketing Agent of a greater number of notes than they are required to purchase in the offering.

•	Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the Remarketing Agent for its own account, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. The Remarketing Agent may conduct these transactions in the over-the-counter market or otherwise. The Remarketing Agent is not required to engage in any of these activities and may end any of these activities at any time.

The notes are a new series of securities with no established trading market. Citigroup will apply for listing and trading of the notes on the regulated market of the Luxembourg Stock Exchange but we are not required to maintain this listing. See “Description of the Notes — Listing.” Citigroup has been advised by the Remarketing Agent that it presently intends to make a market for the notes, as permitted by applicable laws and regulations. The Remarketing Agent is not obligated, however, to make a market in the notes and may discontinue market making at any time at its sole discretion. Accordingly, Citigroup can make no assurance as to the liquidity of any trading market for the notes.

The Remarketing Agent and its affiliates may engage in transactions (which may include commercial banking transactions) with, and perform services for, Citigroup or one or more of its affiliates or subsidiaries in the ordinary course of business for which they may receive customary fees and reimbursement of expenses.

Conflicts of Interest. Citigroup Global Markets Inc., the Remarketing Agent for this offering, is a subsidiary of Citigroup. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Global Markets Inc. or any affiliate has investment discretion are not permitted to purchase the notes, either directly or indirectly, without the specific written approval of the accountholder.

This prospectus supplement and accompanying prospectus may also be used by Citigroup’s broker-dealer subsidiaries or other subsidiaries or affiliates of Citigroup in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in such transactions.

We expect that delivery of the notes will be made against payment therefor on or about June 15, 2011, which is the fifth business day after the date hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next business day will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The Remarketing Agent has agreed that it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction, except when to the best knowledge and belief of the Remarketing Agent it is permitted under applicable laws and regulations. In doing so, the Remarketing Agent will not impose any obligations on Citigroup, except as set forth in the Remarketing Agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state and the expression “2010 PD Amending Directive” means Directive 2010/73/EC.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the notes will be passed upon for Citigroup by Michael J. Tarpley, Associate General Counsel — Capital Markets of Citigroup, and for the Remarketing Agent by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Sullivan & Cromwell LLP, New York, New York, has acted as special tax counsel to Citigroup in connection with matters related to the remarketing of the notes. Mr. Tarpley beneficially owns, or has rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

GENERAL INFORMATION

Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange. The listing prospectus and Citigroup’s current annual and quarterly reports, as well as all other documents incorporated by reference in the listing prospectus, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange.

You can also request copies (free of charge) of (1) this prospectus supplement, the accompanying prospectus and the indenture, and (2) Citigroup’s annual, quarterly and current reports, as well as other documents incorporated by reference in this prospectus supplement, including future annual, quarterly and current reports, by following the directions under “Where You Can Find More Information” on page 6 of the accompanying prospectus.

Resolutions relating to the remarketing of the notes were adopted by the Executive Committee of the board of directors of Citigroup on November 26, 2007, by the board of directors on January 18, 2011 and by the Funding Committee of the board of directors on June 8, 2011.

The notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Common Code No. 063854468, International Security Identification Number (ISIN) US 172967FS50, and CUSIP No. 172967FS5.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562

PROSPECTUS

May Offer —

$67,014,031,434

Debt Securities
Common Stock Warrants
Index Warrants
Preferred Stock
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units
Common Stock

Citigroup will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus, the accompanying prospectus supplement and any applicable pricing supplement carefully before you invest. Citigroup may offer and sell these securities to or through one or more underwriters, dealers and agents, including Citigroup Global Markets Inc, a broker-dealer subsidiary of Citigroup, or directly to purchasers, on a continuous or delayed basis. The common stock of Citigroup Inc. is listed on the New York Stock Exchange and trades under the ticker symbol “C”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts but are unsecured obligations of Citigroup. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus is May 12, 2011

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Citigroup and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that Citigroup may offer;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” on page 6 for information on Citigroup, including its financial statements.

Citigroup Inc.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup’s activities are conducted through the Regional Consumer Banking, Institutional Clients Group, Citi Holdings and Corporate/Other business segments. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup’s principal executive office is at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

The Securities Citigroup May Offer

Citigroup may use this prospectus to offer up to $67,014,031,434 of:

•	debt securities;

•	common stock warrants;

•	index warrants;

•	preferred stock;

•	depositary shares;

•	stock purchase contracts;

•	stock purchase units; and

•	common stock.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of, and important United States federal income tax considerations in respect of, any of these offered securities.

Debt Securities

Debt securities are unsecured general obligations of Citigroup in the form of senior or subordinated debt. Senior debt includes Citigroup’s notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

The senior and subordinated debt will be issued under separate indentures between Citigroup and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see “Description of Debt Securities” below. You are also encouraged to read the indentures, which are included or incorporated by reference in Citigroup’s registration statement of which this prospectus forms a part, Citigroup’s most recent annual report on Form 10-K, Citigroup’s quarterly reports on Form 10-Q filed after the Form 10-K and Citigroup’s current reports on Form 8-K filed after the period covered by Citigroup’s most recent annual report on Form 10-K. You can receive copies of these documents by following the directions on page 6.

General Indenture Provisions that Apply to Senior and Subordinated Debt

•	Neither indenture limits the amount of debt that Citigroup may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup, although the senior debt indenture does limit Citigroup’s ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under “Description of Debt Securities — Covenants.”

•	The senior debt indenture allows for different types of debt securities, including indexed securities, to be issued in series.

•	The indentures allow Citigroup to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company generally would be required to assume Citigroup’s responsibilities for the debt. Unless the transaction resulted in a default, Citigroup would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

•	The indentures provide that holders of 66 2/3% of the principal amount of the senior debt securities and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series may vote to change Citigroup’s obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder affected consents to the change.

•	Citigroup may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Citigroup’s obligations under the particular securities when due.

•	The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default and Defaults

The events of default specified in the senior debt indenture and defaults under the subordinated debt indenture include:

•	failure to pay principal when due;

•	failure to pay required interest for 30 days;

•	failure to make a required scheduled installment payment to a sinking fund for 30 days;

•	failure to perform other covenants for 90 days after notice;

•	certain events of insolvency or bankruptcy, whether voluntary or not; and

•	any additional events as may be set forth in the applicable prospectus supplement.

Unless otherwise specified in connection with a particular offering of subordinated debt, the only events of default specified in the subordinated debt indenture are certain events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default which is not also an event of default.

Remedies

Senior Indenture: If there were an event of default, the trustee or holders of 25% of the principal amount of senior debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

Subordinated Indenture: If there were an event of default involving certain events of insolvency or bankruptcy, the trustee or holders of 25% of the principal amount of subordinated debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series may rescind that acceleration of the debt securities. The occurrence of a default for any reason other than these events of insolvency or bankruptcy will not give the trustee or such holders the right to demand that the principal of the subordinated debt securities be paid immediately.

Common Stock Warrants

Citigroup may issue common stock warrants independently or together with any securities. Citigroup will issue any common stock warrants under a separate common stock warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the common stock warrant agreement, which will be filed as an exhibit to one of Citigroup’s future current reports and incorporated by reference in its registration statement of which this prospectus forms a part.

Common stock warrants are securities pursuant to which Citigroup may sell or purchase common stock. The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable prospectus supplement.

Index Warrants

Citigroup may issue index warrants independently or together with debt securities. Citigroup will issue any series of index warrants under a separate index warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the index warrant agreement, which will be filed as an exhibit to one of Citigroup’s future current reports and incorporated by reference in its registration statement of which this prospectus forms a part.

Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

Citigroup will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange (“NYSE”), NYSE Arca, the NASDAQ Global Market or the Chicago Board Options Exchange.

The index warrant agreement for any series of index warrants will provide that holders of a majority of the total principal amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

Preferred Stock

Citigroup may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Citigroup, voting rights and conversion rights.

Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Citigroup’s common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

Depositary Shares

Citigroup may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Citigroup’s registration statement of which this prospectus forms a part.

Stock Purchase Contracts and Stock Purchase Units

Citigroup may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Citigroup, and Citigroup to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units, consisting of a stock purchase contract and any combination of debt securities, capital securities, junior subordinated debt securities or debt obligations of third parties, including U.S. Treasury securities. The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

Common Stock

Citigroup may issue common stock, par value $.01 per share. Holders of common stock are entitled to receive dividends when declared by Citigroup’s board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Use of Proceeds

Citigroup will use the net proceeds it receives from any offering of these securities for general corporate purposes, which may include funding its operating units and subsidiaries, financing possible acquisitions or business expansion and refinancing or extending the maturity of existing debt obligations. Citigroup may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under “Use of Proceeds and Hedging.”

Plan of Distribution

Citigroup may sell the offered securities in any of the following ways:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement will explain the ways Citigroup sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup is granting the underwriters, dealers or agents.

If Citigroup uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

Citigroup expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries, including Citigroup Global Markets Inc. These broker-dealer subsidiaries also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup or any of its subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities. Offerings in which Citigroup’s broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 5121 of the Financial Industry Regulatory Authority, Inc. addressing conflicts of interest when distributing the securities of an affiliate.

Ratio of Income to Fixed Charges and
Ratio of Income to Combined Fixed Charges
Including Preferred Stock Dividends

The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for the three-month period ended March 31, 2011 and each of the five most recent fiscal years.

	Three Months
	Ended March 31,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006

Ratio of income to fixed charges (excluding interest on deposits)	2.07	1.78	NM	NM	1.01	1.81
Ratio of income to fixed charges (including interest on deposits)	1.70	1.52	NM	NM	1.01	1.51
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.07	1.78	NM	NM	1.01	1.80
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.70	1.52	NM	NM	1.01	1.50

NM: Not meaningful.

Where You Can Find More Information

As required by the Securities Act of 1933, Citigroup filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 5, 2011;

•	Current Reports on Form 8-K filed on January 10, 2011, January 12, 2011, January 13, 2011, January 18, 2011 (to the extent filed with the SEC), January 20, 2011, January 21, 2011, January 25, 2011, February 1, 2011, February 17, 2011, February 18, 2011, February 28, 2011, March 7, 2011, March 21, 2011, March 29, 2011, April 1, 2011, April 4, 2011, April 18, 2011 (to the extent filed with the SEC), April 26, 2011 and May 9, 2011;

•	Definitive Proxy Statement on Schedule 14A, filed on March 10, 2011, as amended;

•	Registration Statement on Form 8-B, dated May 10, 1998, describing Citigroup’s common stock, including any amendments or reports filed for the purpose of updating such description; and

•	Registration Statement on Form 8-A, filed on June 11, 2009, describing Citigroup’s common stock and associated rights to purchase the Series R preferred stock, including any amendments or reports filed for the purpose of updating such description.

In no event, however, will any of the information that Citigroup furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

All documents filed by Citigroup specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services
540 Crosspoint Parkway
Getzville, NY 14068
(716) 730-8055 (tel.)
(877) 936-2737 (toll free)

You should rely only on the information provided in this prospectus, the prospectus supplement and any applicable pricing supplement, as well as the information incorporated by reference. Citigroup is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in other information incorporated by reference in this prospectus are forward-looking statements within the meaning of the rules and regulations of the SEC. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in this prospectus and the accompanying prospectus supplement and the factors listed under “Forward-Looking Statements” and described under “Risk Factors” in Citigroup’s 2010 Annual Report on Form 10-K.

CITIGROUP INC.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup’s activities are conducted through the Regional Consumer Banking, Institutional Clients Group, Citi Holdings and Corporate/Other business segments. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily by earnings from its operating subsidiaries. However, Citigroup may augment, and during the recent financial crisis did augment, its capital through issuances of common stock, convertible preferred stock, preferred stock, equity issued through awards under employee benefits plans, and, in the case of regulatory capital, through the issuance of subordinated debt underlying trust preferred securities. Citigroup’s subsidiaries that operate in the banking and securities businesses can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s ability to pay dividend is currently restricted due to its agreements with the U.S. government, generally for so long as the U.S. government continues to hold Citigroup’s trust preferred securities. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.

The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

USE OF PROCEEDS AND HEDGING

General.  Citigroup will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

•	funding the business of its operating units;

•	funding investments in, or extensions of credit or capital contributions to, its subsidiaries;

•	financing possible acquisitions or business expansion; and

•	lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

Citigroup expects to incur additional indebtedness in the future to fund its businesses. Citigroup or one or more subsidiaries may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

Use of Proceeds Relating to Index Warrants and Indexed Notes.  Citigroup or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the underlying assets. Citigroup or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

Citigroup expects that it or one or more of its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup or one or more of its subsidiaries may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or options on the foregoing, or other derivative or similar instruments related to the index or the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

In addition, Citigroup or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

If Citigroup or one or more of its subsidiaries has a long hedge position in, or options, futures contracts or swaps or options on the foregoing, or other derivative or similar instruments related to, the index or underlying assets, Citigroup or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity or earlier redemption or repurchase of, or the payment of any indexed interest on, the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Since the hedging activities described in this section involve risks and may be influenced by a number of factors, it is possible that Citigroup or one or more of its subsidiaries may receive a profit from the hedging activities, even if the market value of the index warrants or indexed notes declines. Citigroup is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

Citigroup has no reason to believe that its hedging activities, as well as those of its subsidiaries, will have a material impact on the price of such options, futures contracts, forward contracts, swaps, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup cannot guarantee you that its hedging activities, as well as those of its subsidiaries, will not affect such prices or values. Citigroup will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

EUROPEAN MONETARY UNION

The foreign currencies in which debt securities may be denominated or payments in respect of index warrants may be due or by which amounts due on the offered securities may be calculated could be issued by countries that are member states of the European Union that have adopted or adopt the single Euro currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time) (the “participating member states”).

The current seventeen participating member states are: Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, the Netherlands, Portugal, Slovakia, Slovenia and Spain. Other member states of the European Union may also become participating member states of the single Euro currency.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be unsecured obligations of Citigroup and will be either senior or subordinated debt. Senior debt securities will be issued under a senior debt indenture. Subordinated debt securities will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” Forms of the indentures have been filed with the SEC and are incorporated by reference or included in the registration statement on Form S-3 under the Securities Act of 1933, as amended, of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement or pricing supplement, as the case may be. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement or pricing supplement, as the case may be. Copies of the indentures may be obtained from Citigroup or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

As used in this prospectus, the term “supplement” means either a prospectus supplement or a pricing supplement, as applicable.

Unless otherwise specified in connection with a particular offering of debt securities, the trustee under the senior debt indenture and under the subordinated indenture will be The Bank of New York Mellon (formerly known as The Bank of New York). Citigroup has appointed Citibank, N.A. to act as paying agent under each indenture.

General

The indentures provide that unsecured senior or subordinated debt securities of Citigroup may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup. Citigroup also has the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series.

United States federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup at a discount or a premium will be described in the applicable supplement.

Because Citigroup is a holding company, the claims of creditors of Citigroup’s subsidiaries will have a priority over Citigroup’s equity rights and the rights of Citigroup’s creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary’s liquidation.

The applicable supplement relating to any offering of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the indenture under which the debt securities are being issued;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	if other than in U.S. dollars, the currency or currency unit in which payment will be made;

•	if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amounts will be determined;

•	if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

•	if any payments may be made at the election of Citigroup or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

•	the date of any global security if other than the original issuance of the first debt security to be issued;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities (Section 2.02).

The terms on which debt securities may be convertible into or exchangeable for common stock or other securities of Citigroup will be set forth in the supplement relating to such offering. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup. The terms may include provisions pursuant to which the number of shares of common stock or other securities of Citigroup to be received by the holders of such debt securities may be adjusted.

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are not redeemable prior to maturity, except upon the occurrence of certain tax events described below under “— Redemption for Tax Purposes.” The redemption price for the debt securities upon the occurrence of certain tax events will be 100% of the principal amount thereof plus accrued interest to the date of the redemption.

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are not subject to any sinking fund.

Unless otherwise specified in connection with a particular offering of debt securities, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 in excess thereof (Section 2.01). The supplement relating to debt securities denominated in a foreign currency will specify the denomination of such debt securities.

The currency for payment for book-entry debt securities denominated in a foreign currency will be specified in the applicable supplement. However, when interests in such debt securities are held through The Depositary Trust Company (“DTC”), all payments in respect of such debt securities will be made in U.S. dollars, unless the holder of a beneficial interest in the DTC debt securities elects to receive payment in the foreign currency specified in the applicable supplement. See “— Book-Entry Procedures and Settlement” and “Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency — Currency Conversion” below.

Citigroup may, without notice to or consent of the holders or beneficial owners of a series of debt securities, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities initially issued. Any such debt securities could be considered part of the same series of debt securities under the indenture as the debt securities initially issued.

The senior debt securities will be issued only in registered form. The subordinated debt securities may be issued in registered form, bearer form, or both; however, unless otherwise specified in connection with a particular offering of subordinated debt securities, the subordinated debt securities will be issued in registered form. If bearer securities are issued, the United States federal income tax consequences and other special considerations, procedures and limitations applicable to such bearer securities will be described in the applicable supplement. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “— Book-Entry Procedures and Settlement.”

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Section 2.05) Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable supplement.

Unless otherwise specified in connection with a particular offering of debt securities denominated in a foreign currency, a fiscal agency agreement will be entered into in relation to the debt securities between Citigroup and Citibank, N.A., London office, as registrar, fiscal agent and principal paying agent. The terms “registrar,” “fiscal agent,” and “principal paying agent” shall include any successors appointed from time to time in accordance with the provisions of the fiscal agency agreement, and any reference to an “agent” or “agents” shall mean any or all (as applicable) of such persons. The holders of the debt securities are bound by, and are deemed to have notice of, the provisions of the fiscal agency agreement. Unless otherwise specified in connection with a particular offering of debt securities, copies of the fiscal agency agreement are available for inspection during usual business hours at the principal office of Citibank, N.A. London office, located at Citigroup Centre, Canada Square, Canary Wharf, London, England, and at the office of Dexia Banque Internationale à Luxembourg S.A., as long as the debt securities are listed on the Luxembourg Stock Exchange.

Payments of Principal and Interest

Payments of principal and interest on debt securities issued in book-entry form will be made as described below under “— Book-Entry Procedures and Settlement.” Payments of principal and interest on debt securities issued in definitive form, if any, will be made as described below under “— Definitive Notes and Paying Agents.”

Unless otherwise specified in connection with a particular offering of debt securities, interest on the debt securities will be paid as follows:

Interest Payment Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the debt security was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the debt security was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the debt security was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the debt security was issued.

Unless otherwise specified in connection with a particular offering of debt securities, all payments of interest on debt securities paying a fixed rate of interest (“fixed rate notes”) will be made to the persons in whose names the fixed rate notes are registered at the close of business on the first Business Day of the month in which payment is to be made, and all payments of interest on debt securities paying a floating rate of interest (“floating rate notes”) will be made to the persons in whose names the floating rate notes are registered at the close of business on the Business Day preceding an interest payment date.

If an interest payment date for a fixed rate note or the maturity date of the debt securities falls on a day that is not a Business Day, the payment due on such interest payment date or on the maturity date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. Unless otherwise specified in connection with a particular offering of debt securities, if an interest payment date for a floating rate note falls on a day that is not a Business Day, such interest payment date will be the next following Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding Business Day.

Unless otherwise specified in connection with a particular offering of debt securities, in this section, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business (a) in New York, in the case of U.S. dollar-denominated debt securities; (b) in New York, London and Tokyo, in the case of Yen-denominated debt securities; (c) in New York and London and which is also a TARGET business day (“TARGET”), in the case of Euro-denominated debt securities. A “TARGET business day” is a day on which TARGET 2 is open for the settlement of payment in Euro, and “TARGET 2” is the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007. Unless otherwise specified in connection with a particular offering of debt securities, in the case of Canadian dollar-denominated debt securities, “Business Day” shall mean any Toronto business day which is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign currency deposits and foreign exchange) in Toronto.

If a date for payment of interest or principal on the debt securities falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

Interest Rate Determination

Fixed Rate Notes

Unless otherwise specified in connection with a particular offering of debt securities, each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable supplement until its principal amount is paid or made available for payment.

Unless otherwise specified in connection with a particular offering of debt securities, interest on each fixed rate note will be payable semi-annually in arrears on the dates set forth in the applicable supplement, with each such day being an interest payment date, and at maturity. Unless otherwise specified in connection with a particular offering of debt securities, interest on U.S.-dollar-denominated fixed rate notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed. The day-count for fixed rate notes denominated in any other currency will be set forth in the applicable supplement. All U.S. dollar, Canadian dollar and Euro amounts resulting from this calculation will be rounded to the nearest cent, with one-half cent being rounded upward. All Yen amounts resulting from this calculation will be rounded to the nearest Yen, with five-tenths or more of ¥1 to be rounded upwards to the nearest ¥1 per debt security. The rounding convention for any other currency will be set forth in the applicable supplement.

Floating Rate Notes

Each floating rate note will bear interest at the interest rate specified in the supplement relating to a particular series of debt securities. Unless otherwise specified in connection with a particular offering of debt securities, interest on each floating rate note will be payable quarterly in arrears on the dates set forth in the applicable supplement, with each such day being an interest payment date, and at maturity. Unless otherwise specified in connection with a particular offering of debt securities, interest on floating rate notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. An interest period is the period commencing on an interest payment date and ending on the day preceding the next following interest payment date.

The first interest period will commence on the day the floating rate notes are issued and will end on the day preceding the next following interest payment date.

The interest rate for each offering of floating rate notes for a particular interest period will be a per annum rate equal to the base rate specified in the applicable supplement, as determined on the relevant interest determination date (defined below for each base rate), plus or minus any spread or multiplied by any spread multiplier. A basis point, or bp, equals one-hundredth of a percentage point. The spread is the number of basis points specified in the applicable supplement and the spread multiplier is the percentage specified in the applicable supplement.

Each floating rate note will bear interest for each interest period at a rate determined by Citibank, N.A., acting as calculation agent. Promptly upon determination, the calculation agent will inform the trustee and Citigroup of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of such floating rate notes, the trustee and Citigroup. As long as the floating rate notes are listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange shall be notified of the interest rate, the amount of the interest payment and the interest payment date for a particular interest period not later than the first day of such interest period. Upon request from any noteholder, the calculation agent will provide the interest rate in effect on the notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

The applicable supplement will designate one of the following base rates as applicable to an offering of floating rate notes:

•	LIBOR;

•	the Treasury Rate;

•	the Prime Rate;

•	EURIBOR;

•	CDOR; or

•	such other rate or interest rate formula as is set forth in the applicable supplement and in such floating rate note.

The following terms are used in describing the various base rates:

The “index maturity” is the period of maturity of the instrument or obligation from which the base rate is calculated.

“H.15(519)” means the publication entitled “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Federal Reserve.

“H.15 Daily Update” means the daily update of the Federal Reserve at http://www.federalreserve.gov/releases/H15/update or any successor site or publication.

Unless otherwise specified in connection with a particular offering of debt securities, in this section, business day means:

•	for any floating rate note, any day that is not a Saturday or Sunday and that is not a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City, London, or the place in which the floating rate note or its coupon is to be presented for payment;

•	for LIBOR floating rate notes only, a London business day, which shall be any day on which dealings in deposits in the specified currency are transacted in the London interbank market;

•	for floating rate notes having a specified currency other than U.S. dollars only, other than Euro-denominated floating rate notes, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close; and

•	for EURIBOR floating rate notes and Euro-denominated floating rate notes, a TARGET business day.

As used above, a “principal financial center” means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars, New Zealand dollars and Swiss francs, the principal financial center may be specified in the applicable supplement as Sydney, Toronto, Auckland and Zurich, respectively.

Unless otherwise specified in connection with a particular offering of debt securities, each of the following base rates will be determined by the calculation agent as described below. Unless otherwise specified in connection with a particular offering of debt securities, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

LIBOR Notes.  Each LIBOR note will bear interest for each interest period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine LIBOR on each interest determination date. The interest determination date is the second London business day prior to each interest period.

On an interest determination date, the calculation agent will determine LIBOR for each interest period as follows.

The calculation agent will determine the offered rates for deposits in a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency for the period of the index maturity specified in the applicable supplement commencing on the interest determination date, which appear on the “designated LIBOR page” at approximately 11:00 a.m., London time, on that date.

•	If “Reuters LIBOR01” is designated, or if no LIBOR page is specified in the applicable supplement as the method for calculating LIBOR, “designated LIBOR page” means the display on Reuters 3000 Xtra Service (“Reuters”) on page LIBOR01 for the purpose of displaying the London interbank offered rates of major banks for the specified currency. If the relevant Reuters page is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for the specified currency.

If LIBOR cannot be determined on an interest determination date as described above, then the calculation agent will determine LIBOR as follows.

•	The calculation agent (after consultation with Citigroup) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the interest determination date. These quotations shall be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

(1)	If two or more quotations are provided, LIBOR for the interest period will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with Citigroup) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the interest determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest period will be the same as for the immediately preceding interest period.

Treasury Rate Notes.  Each Treasury Rate note will bear interest for each interest period at an interest rate equal to the Treasury Rate and any spread or spread multiplier, specified in the note and the applicable supplement.

The calculation agent will determine the Treasury Rate on each interest determination date. The interest determination date for each interest period will be the day of the week in which the beginning of that interest period falls on which treasury securities are normally auctioned. Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the Friday of the week preceding an interest period, that Friday will be the interest determination date pertaining to the interest period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest determination date for a Treasury Rate note, then that interest determination date will instead be the business day immediately following the auction date.

Unless “Constant Maturity” is specified in the applicable supplement, the Treasury Rate for each interest period will be the rate for the auction held on the Treasury Rate determination date for such interest period of treasury securities (as defined below) as such rate appears on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION10”) or page USAUCTION11 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION11” opposite the caption “INVEST RATE.” Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable Note or supplement.

If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below.

(1)	If the Treasury rate is not published prior to 3:00 p.m., New York City time on the earlier of 1) the tenth calendar day after the interest determination date or, if that day is not a business day, the next succeeding business day, or 2) the business day immediately preceding the applicable interest payment date or maturity date, as the case may be (the “calculation date”), then the Treasury Rate will be the Bond Equivalent Yield (as defined below) of the rate for the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “U.S. Government Securities/Treasury Bills/Auction High” on the interest determination date.

(2)	If the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable treasury securities as announced by the United States Department of the Treasury on the interest determination date.

(3)	If the rate referred to in clause (2) above is not so announced by the United States Department of the Treasury, or if the auction is not held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on the interest determination date of the applicable treasury securities published in H.15(519) opposite the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(4)	If the rate referred to in clause (3) is not so published by 3:00 p.m., New York City time, on the calculation date, then the Treasury Rate will be the rate on the calculation date of the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “U.S. Government Securities/Treasury Bills/Secondary Market” on the interest determination date.

(5)	If the rate referred to in clause (4) is not so published by 3:00 p.m., New York City time, on the calculation date, then the Treasury Rate will be the rate calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the interest determination date, of three primary United States government securities dealers selected by the calculation agent (after consultation with Citigroup), for the issue of treasury securities with a remaining maturity closest to the index maturity specified in the applicable supplement.

(6)	If the dealers selected by the calculation agent are not quoting bid rates as mentioned in (5) above, then the Treasury Rate for such interest period will be the same as the Treasury Rate for the immediately preceding interest period. If there was no preceding interest period, the Treasury Rate will be the initial interest rate.

Bond Equivalent Yield will be expressed as a percentage and calculated as follows:

Bond Equivalent Yield	=	D × N	× 100

360 − (D × M)

where “D” refers to the applicable per annum rate for treasury securities quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

Prime Rate Notes.  Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate notes and the applicable supplement.

The calculation agent will determine the Prime Rate for each interest period on each interest determination date. The interest determination date is the second business day prior to each interest period. The Prime

Rate will be the rate made available and subsequently published on that date in H.15(519) opposite the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above.

•	If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the rate on the interest determination date that is published in the H.15 Daily Update other recognized electronic source used for the purpose of displaying that rate, opposite the caption “Bank Prime Loan.”

•	If the rate referred to above is not published prior to 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the USPRIME1 page (or such other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks) as such bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on the interest determination date.

•	If fewer than four such rates appear on the Reuters Screen USPRIME1 page, then the calculation agent will select three major banks in New York City (after consultation with Citigroup). The Prime Rate will be the arithmetic average of the prime rates quoted by those three banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the interest determination date.

•	If the banks that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate for the immediately preceding interest period, or if there was no interest period, the rate of interest payable will be the initial interest rate.

“Reuters Screen USPRIME1 page” means the display which appears on the display on Reuters (or any successor service) as page “USPRIME1” (or any other page as may replace such page), for the purpose of displaying prime rates or base lending rates of major United States banks.

EURIBOR Notes.  Each EURIBOR note will bear interest for each interest period at an interest rate equal to EURIBOR and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine EURIBOR on each interest determination date. The interest determination date is the second TARGET business day prior to each interest period.

On an interest determination date, the calculation agent will determine EURIBOR for each interest period as follows.

The calculation agent will determine the offered rates for deposits in euros for the period of the index maturity specified in the applicable supplement, in amounts of at least €1,000,000, commencing on the interest determination date, which appears on the display on Reuters (or any successor service) on EURIBOR1 (or any other page as may replace such page on such service) as of 11:00 a.m., Brussels time, on that date.

If EURIBOR cannot be determined on an interest determination date as described above, then the calculation agent will determine EURIBOR as follows.

•	The calculation agent (after consultation with Citigroup) will select four major banks in the Euro-zone interbank market.

•	The calculation agent will request that the principal Euro-zone offices of those four selected banks provide their offered quotations to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the interest determination date. These quotations shall be for deposits in Euros for the period of the specified index maturity, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least €1,000,000 that is representative of a single transaction in such market at that time.

(1)	If two or more quotations are provided, EURIBOR will be the arithmetic average of those quotations.

(2)	If less than two quotations are provided, the calculation agent (after consultation with Citigroup) will select three major banks in the Euro-zone and follow the steps in the two bullet points below.

•	The calculation agent will then determine EURIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in the Euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the interest determination date. The rates quoted will be for loans in Euros, for the period of the specified index maturity, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least €1,000,000 that is representative of a single transaction in such market at that time.

•	If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest period will be the same as for the immediately preceding interest period.

“Euro-zone” means the region comprised of member states of the European Union that adopted the Euro as their single currency.

CDOR Rate Notes.  Each CDOR note will bear interest for each interest period at an interest rate equal to the Canadian dollar three-month Banker’s Acceptance Rate (“CDOR”) and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine CDOR on each interest determination date. The interest determination date is the first day of such interest period. CDOR will be the offered rate for Canadian dollar bankers’ acceptances having a maturity of three months, as such rate appears on the Reuters Screen CDOR page, or such other replacing service or such other service that may be nominated by the person sponsoring the information appearing there for the purpose of displaying offered rates for Canadian dollar bankers’ acceptances having a maturity of three months, at approximately 10:00 a.m., Toronto time, on such interest determination date.

The following procedures will be followed if CDOR cannot be determined as described above.

•	If the rate is not published prior to 10:00 a.m., Toronto time, on the interest determination date, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto time, on such interest determination date.

•	If no offered rate appears on Reuters Screen CDOR page on an interest determination date at approximately 10:00 a.m., Toronto time, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto time, on such interest determination date. If at least two quotations are provided, CDOR will be the arithmetic average of the quotations provided.

•	If the Schedule I banks so selected by the calculation agent are not quoting as mentioned above, CDOR for the next interest period will be the rate in effect for the preceding interest period.

Floating/Fixed Rate Notes.  The applicable supplement may provide that a debt security will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on the debt security will be determined as if it were a floating rate note and a fixed rate note for each respective period, all as specified herein and in the applicable supplement.

Dual Currency Debt Securities

Citigroup may from time to time offer dual currency debt securities on which Citigroup has the option of making all payments of principal and interest on such debt securities, the payments on which would otherwise be made in the specified currency of those debt securities, in the optional payment currency specified in the applicable supplement. This option will be exercisable in whole but not in part on an option election date, which will be any of the dates specified in the applicable supplement. Information as to the relative value of the specified currency compared to the optional payment currency will be set forth in the applicable supplement.

The supplement for each issuance of dual currency debt securities will specify, among other things, the specified currency; the optional payment currency; and the designated exchange rate. The designated exchange rate will be a fixed exchange rate used for converting amounts denominated in the specified currency into amounts denominated in the optional payment currency. The supplement will also specify the option election dates and interest payment dates for the related issuance of dual currency debt securities. Each option election date will be a particular number of days before an interest payment date or maturity, as set forth in the applicable supplement. Each option election date will be the date on which Citigroup may select whether to make all scheduled payments due thereafter in the optional payment currency rather than in the specified currency.

If Citigroup makes such an election, the amount payable in the optional payment currency will be determined using the designated exchange rate specified in the applicable supplement. Unless otherwise specified in connection with a particular offering of debt securities, if such an election is made, notice of the election will be provided in accordance with the terms of the dual currency debt securities within two business days of the option election date. The notice will state (1) the first date, whether an interest payment date and/or maturity, on which scheduled payments in the optional payment currency will be made and (2) the designated exchange rate. Unless otherwise specified in the applicable supplement, any such notice by Citigroup, once given, may not be withdrawn. The equivalent value in the specified currency of payments made after such an election may be less, at the then current exchange rate, than if Citigroup had made the payment in the specified currency.

For United States federal income tax purposes, holders of dual currency debt securities may need to comply with rules which differ from the general rules applicable to holders of other types of debt securities offered by this prospectus. The United States federal income tax consequences of the purchase, ownership and disposition of dual currency debt securities will be set forth in the applicable supplement.

Extension of Maturity

If so stated in the supplement relating to a particular offering of debt securities, Citigroup may extend the stated maturity of those debt securities for an extension period. Unless otherwise specified in connection with a particular offering of debt securities, such an extension period will be one or more periods of one to five whole years, up to but not beyond the final maturity date set forth in the supplement.

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup may exercise its option for a particular offering of debt securities by notifying the trustee for that series at least 45 but not more than 60 days prior to the original stated maturity of the debt security. Not later than 40 days prior to the original stated maturity of the debt security, the trustee for the debt securities will provide notice of the extension to the holder, in accordance with “— Book-Entry Procedures and Settlement — Notices” below. The extension notice will set forth among other items: the election of Citigroup to extend the stated maturity of the debt security; the new stated maturity; in the case of a fixed rate note, the interest rate applicable to the extension period; in the case of a floating rate note, the spread, spread multiplier or method of calculation applicable to the extension period; and any provisions for redemption during the extension period, including the date or dates on which, or the period or periods during which, and the price or prices at which, a redemption may occur during the extension period.

Unless otherwise specified in connection with a particular offering of debt securities, upon the provision by such trustee of an extension notice in accordance with “Book-Entry Procedures and Settlement — Notices” below, the stated maturity of the debt security will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, the debt security will have the same terms as prior to the extension notice.

Despite the foregoing and unless otherwise specified in connection with a particular offering of debt securities, not later than 20 days prior to the original stated maturity of the debt security, Citigroup may, at its option, revoke the interest rate, or the spread or spread multiplier, as the case may be, provided for in the extension notice for the debt security and establish for the extension period a higher interest rate, in the case of a fixed rate note, or a higher spread or spread multiplier, in the case of a floating rate note. Citigroup may so act by causing the trustee for the debt security to provide notice of the higher interest rate or higher spread or spread multiplier, as the case may be, in accordance with “— Book-Entry Procedures and Settlement — Notices” below, to the holder of the debt security. Unless otherwise specified in connection with a particular offering of debt securities, the notice will be irrevocable. Unless otherwise specified in connection with a particular offering of debt securities, all debt securities for which the stated maturity is extended will bear the higher interest rate, in the case of fixed rate notes, or higher spread or spread multiplier, in the case of floating rate notes, for the extension period, whether or not tendered for repayment.

If so stated in the supplement relating to a particular offering of debt securities, the holder of a debt security of which Citigroup elects to extend maturity may have the option of early redemption, repayment or repurchase.

Listing

Unless otherwise specified in connection with a particular offering of debt securities, application will be made to list and trade the debt securities on the regulated market of the Luxembourg Stock Exchange.

Directive 2006/43/EC of the European Parliament and of the Council of 17 May 2006 on statutory audits of annual accounts and consolidate accounts, (the “Statutory Audit Directive”) entered into force on 29 June 2006. It requires member states to take measures necessary to comply with the Statutory Audit Directive by 29 June 2008.

Amongst other things the Statutory Audit Directive requires that, where an issuer’s securities are admitted to trading on a regulated market in any member state of the European Economic Area (the “EEA”) and its auditor is from a country outside the EEA then, unless covered by an exemption or derogation, that auditor must be registered in that member state and be subject to that member state’s system of oversight, quality assurance, investigation and penalties. The Statutory Audit Directive further provides that audit reports issued by auditors from countries outside the EEA which are not so registered (or covered by an exemption or derogation) shall have no legal effect in the relevant member state.

As a result of having securities admitted to trading on the Regulated Market of the Luxembourg Stock Exchange, Citigroup will be required by Directive 2004/109/EC of the European Parliament and of the Council of 15 December 2004 on the harmonization of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market (the “Transparency Directive”) and implementing measures in Luxembourg to publish at the latest four months after the end of each of its financial years an annual financial report containing, amongst other things, its audited financial statements.

On May 27, 2008, the European Commission published a draft Decision proposing a period of transitional relief to run from 29 June 2008 to 1 July 2010. According to the proposal, during this period auditors from certain countries outside the EEA need not be registered in accordance with the Statutory Audit Directive provided that the auditor supplies the competent authority in the relevant member state with certain information.

As of the date of this prospectus, Citigroup’s auditors are registered pursuant to the Statutory Audit Directive and implementing measures (or covered by an exemption or derogation) in Luxembourg, but the proposed transitional relief is available to them. By the date on which Citigroup will be obliged pursuant to the Transparency Directive and implementing measures in Luxembourg to publish its first annual financial report after the date of expiration of the proposed transitional relief Citigroup may determine that, as a result of the Statutory Audit Directive, the Transparency Directive or implementing measures in Luxembourg, it has become impracticable or unduly burdensome to maintain the admission of securities to trading on the regulated market of the Luxembourg Stock Exchange. In such event Citigroup may seek an alternative admission to listing, trading and/or quotation for the Notes on a different market segment of the Luxembourg stock exchange or by such other competent authority, stock exchange and/or quotation system inside or outside the EEA as it may decide.

If such an alternative admission is not available to Citigroup or is, in Citigroup’s opinion, unduly burdensome, an alternative admission may not be obtained. Notice of any de-listing and/or alternative admission will be given as described under “— Book-Entry Procedures and Settlement — Notices” below.

Payment of Additional Amounts

Obligation to Pay Additional Amounts

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup will pay additional amounts to the beneficial owner of any debt security that is a non-United States person in order to ensure that every net payment on such debt security will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a debt security means a payment by Citigroup or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the debt security.

Exceptions

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

(1)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the United States as a citizen, resident or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past; or

•	having or having had a permanent establishment in the United States.

(3)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Internal Revenue Code of 1986, as amended):

•	personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid United States federal income tax.

(4)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Citigroup entitled to vote or by reason of the beneficial owner being a bank that has invested in a debt security as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, “beneficial owner” means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(5)	Additional amounts will not be payable to any beneficial owner of a debt security that is a:

•	fiduciary;

•	partnership;

•	limited liability company; or

•	other fiscally transparent entity

or that is not the sole beneficial owner of the debt security, or any portion of the debt security. However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(6)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

(7)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a debt security by Citigroup or a paying agent.

(8)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(9)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a debt security for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, withholding, deduction or other governmental charge.

(11)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

(12)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive. See “— EU Directive on the Taxation of Savings Income” below.

(13)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided in this section (“Payment of Additional Amounts”) and under “— Redemption for Tax Purposes” below, Citigroup will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

Relevant Definitions

As used in this prospectus, “United States person” means:

•	any individual who is a citizen or resident of the United States;

•	any corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States or any political subdivision thereof;

•	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

•	any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the states of the United States of America and the District of Columbia, but excluding its territories and possessions.

Redemption for Tax Purposes

Redemption Procedure

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup may, at its option, redeem a series of debt securities as a whole, but not in part, on not less than 30 nor more than 60 days’ prior notice, only in the circumstances described in items (1) or (2) below under “— Redemption Circumstances.” To redeem, Citigroup must pay a redemption price equal to 100% of the principal amount of the debt securities, together with accrued interest to the redemption date.

Redemption Circumstances

Unless otherwise specified in connection with a particular offering of debt securities, there are two sets of circumstances in which Citigroup may redeem the debt securities in the manner described above under “— Redemption Procedure”:

(1)	Citigroup may redeem a series of debt securities if:

•	Citigroup becomes or will become obligated to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of the supplement relating to the original issuance of notes which form a series; and

•	Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup.

(2)	Citigroup may also redeem a series of debt securities if:

•	any act is taken by a taxing authority of the United States on or after the date of the supplement relating to the original issuance of notes which form a series, whether or not such act is taken in relation to Citigroup or any subsidiary, that results in a substantial probability that Citigroup will or may be required to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup; and

•	Citigroup receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that Citigroup will or may be required to pay the additional amounts described under “— Payment of Additional Amounts” above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Citigroup is entitled to redeem a series of debt securities pursuant to their terms.

Book-Entry Procedures and Settlement

Unless otherwise specified in connection with a particular offering of debt securities, we will issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless otherwise specified in connection with a particular offering of debt securities, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the relevant trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the debt securities are represented by the global securities, we will pay principal of and interest and premium, if any, on those securities to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the relevant trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the applicable supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account. See “Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency — Currency Conversion” below.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Notes and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a)	the depositary is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for the depositary within 90 days;

(b)	at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c)	Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless otherwise specified in connection with a particular offering of debt securities, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $100,000 and whole multiples of $1,000. Definitive notes will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The Depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive debt securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry debt securities will then be entitled (1) to receive physical delivery in certificated form of definitive debt securities equal in principal amount to their beneficial interest and (2) to have the definitive debt securities registered in their names. Thereafter, the holders of the definitive debt securities will be recognized as the “holders” of the debt securities under the applicable indenture.

The applicable indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive debt security, so long as the applicant furnishes to Citigroup and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive debt securities are issued, the holders of definitive debt securities will be able to receive payments of principal and interest on their debt securities at the office of Citigroup’s paying agent maintained in the Borough of Manhattan (in the case of holders of U.S. dollar-denominated debt securities or holders of debt securities denominated in a foreign currency electing to receive payments in U.S. dollars) and in London (in the case of holders of debt securities denominated in a foreign currency not electing to receive payments in U.S. dollars) and, if the definitive debt securities are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive debt security may be made only against surrender of the debt security to one of Citigroup’s paying agents. Citigroup also has the option of making payments of interest by mailing checks to the registered holders of the debt securities.

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup’s paying agent in the Borough of Manhattan will be the corporate trust office of Citibank, N.A., located at 388 Greenwich Street, 14th Floor, New York, New York. Citigroup’s paying agent in London is Citibank, N.A. London office, located at Citigroup Centre, Canada Square, Canary Wharf, London, England. Citigroup’s paying agent and transfer agent in Luxembourg is Dexia Banque Internationale à Luxembourg S.A., currently located at 69, route d’Esch, L-2953 Luxembourg. As long as the debt securities are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Citigroup will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in London and Luxembourg. See “— Notices” below.

In the event definitive debt securities are issued, the holders of definitive debt securities will be able to transfer their securities, in whole or in part, by surrendering the debt securities for registration of transfer at the office of Citibank, N.A., listed above and, so long as definitive debt securities are listed on the Luxembourg Stock Exchange, at the offices of the transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Citigroup and the securities registrar. A form of such instrument of transfer will be obtainable at the relevant office of Citibank, N.A. and the Luxembourg transfer agent. Upon surrender, Citigroup will execute, and the trustee will authenticate and deliver, new debt securities to the designated transferee in the amount being transferred, and a new debt security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of Citibank, N.A. or the Luxembourg transfer agent, as requested by the owner of such new debt securities. Citigroup will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. In addition, so long as the securities are listed on the Luxembourg Stock Exchange, notices will also be made by publication in a leading newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

Governing Law

The senior debt indenture, the subordinated debt indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Unclaimed Funds

Unless otherwise specified in connection with a particular offering of debt securities, all funds deposited with the relevant trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of the debt securities will be repaid to Citigroup upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against Citigroup, and the trustee and paying agents will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce Citigroup’s payment obligations evidenced by the debt securities must be commenced within six years after payment is due. Thereafter Citigroup’s payment obligations will generally become unenforceable.

EU Directive on the Taxation of Savings Income

As of the date of this prospectus, under the European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures (some of which involve a withholding system). As indicated above under “— Payment of Additional Amounts — Exceptions”, no additional amounts will be payable with respect to a debt security if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive. Holders should consult their tax advisers regarding the implications of the directive in their particular circumstances.

Senior Debt

The senior debt securities will be issued under the senior debt indenture, will be unsecured obligations of Citigroup and will rank on an equal basis with all other unsecured senior indebtedness of Citigroup, whether existing at the time of issuance or created thereafter.

Subordinated Debt

The subordinated debt securities will be issued under the subordinated debt indenture, will be unsecured obligations of Citigroup, will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all “Senior Indebtedness” (as defined below) of Citigroup and will rank equally with all other unsecured and subordinated indebtedness of Citigroup, whether existing at the time of issuance or created thereafter, other than subordinated indebtedness which is designated as junior to the subordinated debt securities.

If Citigroup defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

•	securities of Citigroup or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinate to Senior Indebtedness; and

•	payments made from a defeasance trust as described below.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full. (Subordinated Debt Indenture, Section 14.01).

“Senior Indebtedness” means:

(1) the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including all indebtedness (whether now or hereafter outstanding) issued under the senior debt indenture, as the same may be amended, modified or supplemented from time to time;

(2) all capital lease obligations of Citigroup;

(3) all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

(4) all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

(5) all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup whether or not such obligation is assumed by Citigroup;

but Senior Indebtedness does not include;

(A) any indebtedness issued prior to July 23, 2004 under the subordinated debt indenture;

(B) any indebtedness issued by Citigroup under an indenture with Bank One Trust Company, N.A., dated as of July 17, 1998, as supplemented;

(C) any indebtedness issued to a Citigroup Trust before May 31, 2004 under the indenture, dated as of October 7, 1996, between Citigroup and JPMorgan Chase Bank, as supplemented (the “1996 junior subordinated debt indenture”);

(D) any guarantee entered into by Citigroup before May 31, 2004 in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust to which Citigroup issued any indebtedness under the 1996 junior subordinated debt indenture; and

(E) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with the subordinated debt securities and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated debt securities from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

“Citigroup Trust” means each of Citigroup Capital III, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII, Citigroup Capital XIII, Citigroup Capital XIV, Citigroup Capital XV, Citigroup Capital XVI, Citigroup Capital XVII, Citigroup Capital XVIII, Citigroup Capital XIX, Citigroup Capital XX, Citigroup Capital XXI, Citigroup Capital XXII, Citigroup Capital XXIII, Citigroup Capital XXIV, Citigroup Capital XXV, Citigroup Capital XXXII and Citigroup Capital XXXIII, each a Delaware statutory trust, or any other similar trust created for the purpose of issuing preferred securities in connection with the issuances of junior subordinated debt securities under the indenture, the junior subordinated debt indentures or the junior junior subordinated debt indentures.

Covenants

Limitations on Liens.  The senior debt indenture provides that Citigroup will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, without providing that each series of senior debt securities and, at Citigroup’s option, any other senior indebtedness ranking equally with such series of senior debt securities, is secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Senior Debt Indenture, Section 5.04). The subordinated debt indenture does not contain a similar provision.

“Significant Subsidiary” means a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

•	Citigroup’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	Citigroup’s and its other Subsidiaries’ proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	Citigroup’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Citigroup and its Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by Citigroup, and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency.

“Voting Stock” means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Senior Debt Indenture, Sections 1.02 and 5.04).

Limitations on Mergers and Sales of Assets.  The indentures provide that Citigroup will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

•	either (1) Citigroup is the continuing corporation, or (2) the successor corporation, if other than Citigroup, expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	in the case of the senior debt indenture or if provided in the applicable supplement for a series of subordinated debt, immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Senior Debt Indenture, Sections 5.05 and 14.01; Subordinated Debt Indenture, Section 15.01).

Limitations on Future Issuances of Subordinated Debt Securities under the Subordinated Debt Indenture.  The subordinated debt indenture provides that any subordinated debt securities issued under the subordinated debt indenture shall either (x) be issued with the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Federal Reserve System or (y) qualify at the time of issuance for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve System.

Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

Under the indentures, Citigroup and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

Citigroup and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

No such modification may, without the consent of the holder of each security so affected:

•	change the fixed maturity of any such securities;

•	reduce the rate of interest on such securities;

•	reduce the principal amount of such securities or the premium, if any, on such securities;

•	reduce the amount of the principal of any securities issued originally at a discount;

•	change the currency in which any such securities are payable; or

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities.

In addition, no such modification may:

•	reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

•	change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Sections 13.01 and 13.02).

In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 13.02).

Events of Default and Defaults

Events of default under the senior debt indenture and defaults under the subordinated debt indenture are:

•	failure to pay required interest on any debt security of such series for 30 days;

•	failure to pay principal, other than a scheduled installment payment to a sinking fund or premium, if any, on any debt security of such series when due;

•	failure to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Senior Debt Indenture, Section 6.01; Subordinated Debt Indenture, Section 6.07).

Unless otherwise specified in connection with a particular offering of subordinated debt, the only events of default specified in the subordinated debt indenture are events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default that is not also an event of default (Subordinated Debt Indenture, Sections 6.01 and 6.02).

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 6.02). Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indenture during the preceding year (Senior Debt Indenture, Section 5.06; Subordinated Debt Indenture, Section 5.04).

No event of default regarding one series of senior debt securities issued under the senior debt indenture is necessarily an event of default regarding any other series of senior debt securities (Senior Debt Indenture, Section 6.02).

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 6.02 and 6.06). The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it (Section 10.01).

If an event of default occurs regarding a series of debt securities, the trustee may use any sums that it collects under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 6.05).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer security and indemnity reasonably satisfactory to the trustee against liabilities incurred by the trustee for taking such action (Section 6.07).

Defeasance

Senior Debt Indenture.  Unless otherwise specified in connection with a particular offering of debt securities, after Citigroup has deposited with the trustee cash or U.S. government securities or, in the case of debt securities denominated in a currency other than U.S. dollars, after Citigroup has deposited with the trustee funds in the currency specified in the applicable supplement or securities of issuers specified in the applicable supplement issued in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the senior debt securities of such series when due, then Citigroup, at its option:

•	will be deemed to have paid and satisfied its obligations on all outstanding senior debt securities of such series, which is known as “defeasance and discharge”; or

•	will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such senior debt securities, relating to the senior debt securities of such series, which is known as “covenant defeasance.”

In the case of covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of such series will have no United States federal income tax consequences as a result of such deposit.

When there is a defeasance and discharge, (1) the senior debt indenture will no longer govern the senior debt securities of such series, (2) Citigroup will no longer be liable for payment and (3) the holders of such senior debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated to make payments when due if the deposited funds are not sufficient.

The obligations and rights under the senior debt indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the senior debt securities of such series, replacement of mutilated, destroyed, lost or stolen senior debt securities and certain other administrative provisions will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance options (Senior Debt Indenture, Sections 11.03 and 11.04).

Under current United States federal income tax law, defeasance and discharge should be treated as a taxable exchange of the senior debt securities for an interest in the trust. As a consequence, each holder of the senior debt securities would recognize gain or loss equal to the difference between the value of the holder’s interest in the trust and holder’s adjusted tax basis for the senior debt securities deemed exchanged, except to the extent attributable to accrued but unpaid interest, which will be taxable as ordinary income. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though United States federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the senior debt securities, except for any current interest payments. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

Under current United States federal income tax law, a covenant defeasance would not be treated as a taxable exchange of senior debt securities.

Subordinated Debt Indenture.  Unless otherwise specified in connection with a particular offering of subordinated debt securities, the defeasance and discharge and covenant defeasance provisions contained in the subordinated debt indenture will apply and are substantially the same as those described above for the senior debt indenture (Subordinated Debt Indenture, Sections 11.01, 11.02, 11.03, 11.04 and 11.05).

Under the subordinated debt indenture, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the subordinated debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and discharge or covenant defeasance and that United States federal income tax would be imposed on the holders in the same manner as if such defeasance and discharge had not occurred. In the case of a defeasance and discharge, such opinion must be based upon a ruling or administrative pronouncement of the Internal Revenue Service.

Concerning the Trustees

Citigroup has had and may continue to have banking relationships with the trustees in the ordinary course of business.

UNITED STATES TAX DOCUMENTATION REQUIREMENTS

Introduction

The following discussion of United States tax documentation requirements does not deal with all aspects of United States federal income tax withholding or reporting that may be relevant to a beneficial owner of the debt securities. Investors should consult their tax advisors for specific advice concerning the acquisition, ownership and disposition of the debt securities.

Documentation Required in Order to Obtain an Exemption from Withholding Tax

A 30% United States federal withholding tax will generally apply to payments of interest on the debt securities to a non-United States person, unless such beneficial owner of a debt security takes one of the following steps to obtain an exemption from or reduction of the tax. The 30% tax, however, may be allowed as a refund or credit against the beneficial owner’s United States federal income tax liability. In addition, if a beneficial owner of a debt security does not properly provide the required documentation, or if such documentation is not properly transmitted to and received by the United States person required to withhold United States federal income tax, the beneficial owner could, in certain circumstances, be subject to a backup withholding tax (currently at a rate of 28%) and will not be entitled to any additional amounts from Citigroup described under “Description of Debt Securities — Payment of Additional Amounts” above.

(1) Non-United States Persons.  A beneficial owner of a debt security that is a non-United States person can obtain an exemption from the withholding tax by providing a properly completed Internal Revenue Service (“IRS”) Form W-8BEN. This exemption is not available to:

•	a controlled foreign corporation that is directly or indirectly related to Citigroup through stock ownership;

•	a person that actually or constructively owns 10 percent or more of the total combined voting power of all classes of stock of Citigroup that are entitled to vote; or

•	a bank that has invested in the debt security as an extension of credit in the ordinary course of its trade or business.

(2) Non-United States Persons with Effectively Connected Income.  A beneficial owner of a debt security that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which the interest income on a debt security is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI.

(3) Non-United States Persons Entitled to Income Tax Treaty Benefits.  A beneficial owner of a debt security that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax by providing a properly completed IRS Form W-8BEN. The availability and extent of such exemption, however, will depend upon the terms of the particular income tax treaty.

(4) United States Persons.  A beneficial owner of a debt security that is a United States person and is not otherwise exempt from backup withholding can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-9.

United States Federal Income Tax Reporting Procedure

Beneficial Owners.  A beneficial owner of a debt security is required to submit the appropriate IRS form under applicable procedures to the person through which the owner directly holds the debt security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream as the owner of the debt security, the IRS form must be provided to Euroclear or Clearstream, as the case may be.

Non-United States Persons Through Which Debt Securities are Held.  A non-United States person through which a debt security is held (e.g., a securities clearing organization, a bank, a financial institution, a custodian, a broker, a nominee, or any other person that acts as an agent for a beneficial owner of a debt security or otherwise holds the debt security on its behalf) generally must submit IRS Form W-8IMY to the person from which it receives payments of interest on the debt security, and may also be required to submit the IRS form of the beneficial owner of the debt security to such person and comply with other applicable procedures. Non-United States persons through which debt securities are held should consult their tax advisors regarding the tax documentation requirements applicable to them in their particular circumstances.

Special Rules May Apply if the Debt Securities are Held by a Foreign Partnership.  In the event that the debt securities are held by a foreign partnership, special rules may apply in order that payments made on the debt securities will not be subject to United States federal withholding tax. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the debt securities through a foreign partnership.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following is a general summary of United States federal income tax considerations that may be relevant to a beneficial owner of a debt security. The summary is based on:

•	laws;

•	regulations;

•	rulings; and

•	decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with beneficial owners that will hold debt securities as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of debt securities. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

•	banks or other financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	common trust funds;

•	entities that are treated for United States federal income tax purposes as partnerships or other pass-through entities;

•	controlled foreign corporations;

•	dealers in securities or currencies;

•	persons that will hold debt securities as a hedge or in order to hedge against currency risk or as a part of an integrated investment, including a “straddle” or “conversion transaction”, comprised of a debt security and one or more other positions; or

•	United States holders (as defined below) that have a functional currency other than the U.S. dollar.

Any special United States federal income tax considerations relevant to a particular issue of debt securities, including any indexed notes, floating rate notes, dual currency notes or notes providing for contingent payments, will be provided in the applicable supplement. Purchasers of such notes should carefully examine the applicable supplement and should consult with their tax advisors with respect to such notes.

Prospective investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding, and disposing of the debt securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

As used in this summary, the term “United States holder” means a beneficial owner of a debt security who is a United States person. The term “non-United States holder” means a beneficial owner of a debt security who is not a United States holder.

United States Holders

Payments of Interest

Payments of qualified stated interest, as defined below under “Original Issue Discount,” on a debt security will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder’s method of tax accounting.

If such payments of interest are made in foreign currency with respect to a debt security that is denominated in such foreign currency, the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received, see “Transactions in Foreign Currency”, below). A United States holder of DTC debt securities that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should include in income the amount of U.S. dollars received. A United States holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such holder’s taxable year; or

•	at such holder’s election, at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

Purchase, Sale and Retirement of Debt Securities

A United States holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder

•	increased by any amounts includible in income by the holder as original issue discount (“OID”) and market discount (each as described below); and

•	reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on such debt security.

In the case of a foreign currency debt security, the cost of such debt security to a United States holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot rate of exchange on that date. In the case of a foreign currency debt security that is traded on an established securities market, a United States holder generally should determine the U.S. dollar value of the cost of such debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the purchase in the case of a United States holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States holders. The amount of any subsequent adjustments to a United States holder’s tax basis in a foreign currency debt security in respect of OID, market discount and premium will be determined in the manner described under “Original Issue Discount,” “Market Discount” and “Debt Securities Purchased at a Premium” below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency debt security generally will not result in any exchange gain or loss for a United States holder.

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a debt security, a United States holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under “Payments of Interest,” and (ii) the United States holder’s adjusted tax basis in such debt security. If a United States holder receives a specified currency other than the U.S. dollar in respect of such disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

In the case of a foreign currency debt security that is traded on an established securities market, a United States holder that receives a specified currency other than the U.S. dollar in respect of such disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the disposition in the case of a United States holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States holders. The election available to accrual basis United States holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Except as discussed below in connection with foreign currency gain or loss, market discount and short-term debt securities, gain or loss recognized by a United States holder on the disposition of a debt security will generally be long term capital gain or loss if the United States holder’s holding period for the debt security exceeds one year at the time of such disposition.

Gain or loss recognized by a United States holder on the disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security.

Transactions in Foreign Currency

Foreign currency received as interest on, or on a disposition of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (ii) the United States holder’s tax basis in such foreign currency.

A United States holder that purchases a debt security with previously owned foreign currency will generally recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in such foreign currency and the U.S. dollar fair market value of such debt security on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to foreign currency and the immediate use of such currency to purchase a debt security generally will not result in any exchange gain or loss for a United States holder.

Original Issue Discount

In General.  Debt securities with a term greater than one year may be issued with OID for United States federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. United States holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

OID generally will arise if the stated redemption price at maturity of the debt security exceeds its issue price by more than a de minimis amount of 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a debt security has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during such taxable year or any portion of such taxable year in which such a United States holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

The amount of OID allocable to any accrual period generally will equal (i) the product of the OID debt security’s adjusted issue price at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (ii) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (i) increased by previously accrued OID from prior accrual periods, and (ii) reduced by any payment made on such debt security, other than payments of qualified stated interest, on or before the first day of the accrual period. The yield to maturity of an OID debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the OID debt security to equal the issue price. In the case of an OID debt security that is a floating rate debt security, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the value, as of the issue date, of the floating interest rate on the OID debt security or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the OID debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.)

Foreign Currency Debt Securities.  In the case of an OID debt security that is also a foreign currency debt security, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

•	calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above; and

•	translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within a United States holder’s taxable year, or, at the United States holder’s election (as described above under “Payments of Interest”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a United States holder will recognize ordinary income or loss measured by the difference between (i1) the amount received and (ii) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the spot rate of exchange applicable to such previous accrual.

Acquisition Premium.  A United States holder that purchases an OID debt security for an amount less than or equal to the remaining redemption amount, but in excess of the OID debt security’s adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of such fraction is the excess of the United States holder’s adjusted tax basis in the OID debt security immediately after its purchase over the OID debt security’s adjusted issue price. The denominator of such fraction is the excess of the remaining redemption amount over the OID debt security’s adjusted issue price. For purposes of this prospectus,

•	“remaining redemption amount” means the sum of all amounts payable on an OID debt security after the purchase date other than payments of qualified stated interest.

The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the applicable supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors relating to such debt securities.

Market Discount

If a United States holder purchases a debt security, other than a short-term debt security, for an amount that is less than the debt security’s stated redemption price at maturity or, in the case of an OID debt security, for an amount that is less than the debt security’s revised issue price, i.e., the debt security’s issue price increased by the amount of accrued OID, the debt security will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under “Original Issue Discount”). Any gain recognized by the United States holder on the disposition of debt securities having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States holder.

Alternatively, the United States holder may elect to include market discount in income currently over the life of the debt security. Such an election will apply to market discount debt securities acquired by the United States holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the debt security to which it is made and is irrevocable. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.

Market discount on a foreign currency debt security will be accrued by a United States holder in the specified currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the debt security is disposed of by the United States holder. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States holder’s taxable year.

Short-Term Debt Securities

The rules set forth above also will generally apply to debt securities having maturities of not more than one year from the date of issuance. Those debt securities are called short-term debt securities in this prospectus. Modifications apply to these general rules.

First, none of the interest on a short-term debt security is treated as qualified stated interest but instead is treated as part of the short-term debt security’s stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably, or at the election of a United States holder, under a constant yield method.

Second, a United States holder of a short-term debt security that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent of the holder’s accrued OID on the debt security, and short-term capital gain to the extent the gain exceeds accrued OID. A United States holder of a short-term debt security using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States holder using the accrual method of tax accounting and some cash method holders generally will be required to include OID on a short-term debt security in income on a current basis.

Third, any United States holder of a short-term debt security, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security’s stated redemption price at maturity over the holder’s purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors in relation to such features.

Debt Securities Purchased at a Premium

A United States holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States holder. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder’s tax basis when the debt security matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (ii) the spot rate of exchange on the date on which the United States holder acquired the debt security. See “Original Issue Discount — Acquisition Premium” above for a discussion of the treatment of a debt security purchased for an amount less than or equal to the remaining redemption amount but in excess of the debt security’s adjusted issue price.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of debt securities. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Under current United States federal income tax law:

•	withholding of United States federal income tax will not apply to a payment on a debt security to a non-United States holder, provided that,

(1)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup entitled to vote and is not a controlled foreign corporation related to Citigroup through stock ownership;

(2)	the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements; and

(3)	neither Citigroup nor its paying agent has actual knowledge or reason to know that the beneficial owner of the debt security is a United States holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a debt security.

Despite the above, if a non-United States holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, the non-United States holder maintains a permanent establishment within the United States) and the interest on the debt securities is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, such lower rates if certain tax treaties apply) branch profits tax.

Any gain realized on the disposition of a debt security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a debt security to a non-United States holder, or to proceeds from the disposition of a debt security by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup nor its paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a debt security is not held through a qualified intermediary, the amount of payments made on such debt security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS
AFFECTING DEBT SECURITIES DENOMINATED IN A FOREIGN CURRENCY

Currency Conversions

Unless otherwise specified in connection with a particular offering of debt securities, debt securities denominated in a foreign currency which are offered and sold in the United States (“DTC debt securities”) will be represented by beneficial interests in fully registered permanent global debt securities (“DTC global debt securities”) which will be deposited with Citibank, N.A. London office, as custodian for, and registered in the name of Cede & Co., as nominee for, DTC. While interests in the DTC debt securities are held through the DTC global debt securities, all payments in respect of such debt securities will be made in U.S. dollars, except as otherwise provided in this section, in “Description of Debt Securities — Book-Entry Procedures and Settlement” above or in the applicable supplement.

As determined by the exchange agent under the terms of the fiscal agency agreement, in accordance with reasonable market practice, the amount of U.S. dollars payable in respect of any particular payment under the DTC debt securities will be equal to the amount of the relevant foreign currency/ U.S.$ rate of exchange prevailing as of 11:00 a.m. (London time) on the day which is two Business Days prior to the relevant payment date, less any costs incurred by the exchange agent for such conversion (to be shared pro rata among the holders of DTC debt securities accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the fiscal agency agreement. If an exchange rate bid quotation is not available, the exchange agent shall obtain a bid quotation from a leading foreign exchange bank in London selected by the exchange agent for such purpose after consultation with Citigroup. If no bid quotation from a leading foreign exchange bank is available, payment will be in the relevant foreign currency to the account or accounts specified by DTC to the exchange agent. For purposes of this paragraph, a “Business Day” is a day on which commercial banks and foreign exchange markets settle payments in each of New York City and London.

Notwithstanding the above and unless otherwise specified in connection with a particular offering of debt securities, the holder of a beneficial interest in the DTC debt securities may elect to receive payments under such DTC debt securities in the relevant foreign currency by notifying the DTC participant through which its debt securities are held on or prior to the applicable record date of (1) such investor’s election to receive all or a portion of such payment in the relevant foreign currency and (2) wire instructions to a relevant foreign currency account outside the United States. DTC must be notified of such election and wire transfer instructions on or prior to the third New York business day after such record date for any payment of interest and on or prior to the twelfth day prior to the payment of principal. DTC will notify the fiscal agent and the paying agent of such election and wire transfer instructions on or prior to 5:00 p.m. New York City time on the fifth New York business day after such record date for any payment of interest and on or prior to 5:00 p.m. New York City time on the tenth day prior to the payment of principal. For purposes of this paragraph, “New York business day” means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to close.

If complete instructions are forwarded to DTC through DTC participants and by DTC to the fiscal agent and the paying agent on or prior to such dates, such holder will receive payment in the relevant foreign currency outside DTC; otherwise, only U.S. dollar payments will be made by the fiscal agent to DTC, unless otherwise specified in connection with a particular offering of debt securities. All costs of such payment by wire transfer will be borne by holders of beneficial interests receiving such payments by deduction from such payments.

Although DTC has agreed to the foregoing procedures, it is under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time.

Holders of the debt securities will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “— Foreign Exchange Risks” below.

Judgments in a Foreign Currency

The debt securities will be governed by, and construed in accordance with, the laws of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

Foreign Exchange Risks

An investment in debt securities which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is a resident or the currency in which the purchaser conducts its business or activities (the “home currency”) entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in the rates of exchange between the home currency and the relevant foreign currency and the possibility of the imposition or modification of foreign exchange controls with respect to the relevant foreign currency. Such risks generally depend on economic and political events over which Citigroup has no control. In recent years, rates of exchange for foreign currencies have been volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the debt securities. Depreciation of the relevant foreign currency against the relevant home currency could result in a decrease in the effective yield of such relevant foreign denominated debt security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in debt securities denominated in a currency other than the home currency. Prospective investors should consult with their financial and legal advisors as to the risks involved in an investment in a particular offering of debt securities.

DESCRIPTION OF COMMON STOCK WARRANTS

The following briefly summarizes the material terms and provisions of the common stock warrants. You should read the particular terms of the common stock warrants that are offered by Citigroup, which will be described in more detail in a supplement. The supplement will also state whether any of the general provisions summarized below do not apply to the common stock warrants being offered. The supplement may add, update or change the terms and conditions of the common stock warrants as described in this prospectus.

Citigroup may offer common stock warrants pursuant to which it may sell or purchase common stock. Common stock warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The common stock warrants will be issued under common stock warrant agreements to be entered into between Citigroup and a bank or trust company, as common stock warrant agent. Except as otherwise stated in a supplement, the common stock warrant agent will act solely as the agent of Citigroup under the applicable common stock warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of common stock warrants. A copy of the form of common stock warrant agreement, including the form of common stock warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the common stock warrant agreement and the common stock warrant certificate for provisions that may be important to you.

General

The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable supplement, including, as applicable:

•	the title of the common stock warrants;

•	the offering price of the common stock warrants;

•	the aggregate number of common stock warrants and the aggregate number of shares of common stock purchasable upon exercise of the common stock warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation and terms of the common stock with which the common stock warrants are issued, and the number of common stock warrants issued with each share of common stock;

•	the date, if any, on and after which the common stock warrants and the related common stock will be separately transferable;

•	the minimum or maximum number of the common stock warrants that may be exercised at any one time;

•	the date on which the right to exercise the common stock warrants will commence and the date on which the right will expire;

•	a discussion of United States federal income tax, accounting or other considerations applicable to the common stock warrants;

•	anti-dilution provisions of the common stock warrants, if any;

•	redemption or call provisions, if any, applicable to the common stock warrants; and

•	any additional terms of the common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the common stock warrants.

No Rights as Stockholders

Holders of common stock warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the common stock purchasable upon exercise of the common stock warrants.

Merger, Consolidation, Sale or Other Disposition

If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the common stock warrant agreement and the related common stock warrants. Citigroup will then be relieved of any further obligation under the common stock warrant agreement and common stock warrants.

DESCRIPTION OF INDEX WARRANTS

The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying supplement. You should read the particular terms of the index warrants that are offered by Citigroup, which will be described in more detail in a supplement. The supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

Index warrants may be issued independently or together with debt securities and may be attached to, or separate from, any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Citigroup and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

General

The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup will have the right to “reopen” a previous series of index warrants by issuing additional index warrants of such series.

Each index warrant will entitle the warrant holder to receive from Citigroup, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

•	one or more specified securities or securities indices;

•	one or more specified foreign currencies or currency indices;

•	a combination thereof; or

•	changes in such measure or differences between two or more such measures.

The supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index or indices to determine the amount payable or distributable on the index warrants.

If so specified in the supplement, the index warrants will entitle the warrant holder to receive from Citigroup a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the supplement.

The index warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on such exercise.

You should read the supplement applicable to a series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable supplement.

Unless otherwise specified in connection with a particular offering of index warrants, Citigroup will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

The applicable supplement relating to a series of index warrants will describe the following:

•	the aggregate number of such index warrants;

•	the offering price of such index warrants;

•	the measure or measures by which payment or distribution on such index warrants will be determined;

•	certain information regarding the underlying securities, foreign currencies or indices;

•	the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

•	the date on which the index warrants may first be exercised and the date on which they expire;

•	any minimum number of index warrants exercisable at any one time;

•	any maximum number of index warrants that may, at Citigroup’s election, be exercised by all warrant holders or by any person or entity on any day;

•	any provisions permitting a warrant holder to condition an exercise of index warrants;

•	the method by which the index warrants may be exercised;

•	the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

•	the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

•	the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

•	the time or times at which amounts will be payable or distributable in respect of such index warrants following exercise or automatic exercise;

•	any national securities exchange on, or self-regulatory organization with, which such index warrants will be listed;

•	any provisions for issuing such index warrants in certificated form;

•	if such index warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the index warrants will be made; and

•	any other terms of such index warrants.

Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

Listing

Unless otherwise specified in connection with a particular offering of index warrants, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of such index warrants.

Modification

The index warrant agreement and the terms of the related index warrants may be amended by Citigroup and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

•	curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

•	maintaining the listing of such index warrants on any national securities exchange or with any other self-regulatory organization;

•	registering such index warrants under the Exchange Act, permitting the issuance of individual index warrant certificates to warrant holders, reflecting the issuance by Citigroup of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

•	for any other purpose that Citigroup may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

Citigroup and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants of each series affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

•	changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

•	shortens the period of time during which the index warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

•	reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

Merger, Consolidation, Sale or Other Disposition

If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the index warrant agreement and the related index warrants. Citigroup will then be relieved of any further obligation under the index warrant agreement and index warrants.

Enforceability of Rights by Warrant Holders

Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf his right to exercise, and to receive payment for, its index warrants.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, Citigroup’s authorized capital stock consists of 6 billion shares of common stock and 30 million shares of preferred stock. The following briefly summarizes the material terms of Citigroup’s common stock and outstanding preferred stock. You should read the more detailed provisions of Citigroup’s certificate of incorporation and the certificate of designation relating to a series of preferred stock for provisions that may be important to you.

Common Stock

As of May 9, 2011, Citigroup had outstanding approximately 2.906 billion shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Citigroup’s stockholders. Except as otherwise provided by law, the holders of shares of common stock vote as one class. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

Upon voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A. The common stock is listed on the NYSE under the symbol “C.”

Preferred Stock

The general terms of Citigroup’s preferred stock are described below under “Description of Preferred Stock.”

As of the date of this prospectus, Citigroup had outstanding the following series of preferred stock with the following terms:

	Number			Redemption	Date Next	General
	of Shares	Dividends		Price Per	Redeemable	Voting
Title of Series	Outstanding	Per Year		Share ($)	by Citigroup	Rights

8.125% Non-Cumulative Preferred Stock, Series AA	3,870	8.125%		25,000	February 15, 2018	No
8.40% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series E	4,850	8	.400%(1)	25,000	April 30, 2018	No
8.50% Non-Cumulative Preferred Stock, Series F	2,863	8.500%		25,000	June 15, 2013	No
6.5% Non-Cumulative Convertible Preferred Stock, Series T	454	6.500%		50,000	February 15, 2015	No

(1)	Dividends payable at the fixed rate until April 30, 2018, and thereafter at a rate equal to the greater of (a) a floating rate equal to three-month LIBOR plus 4.0285% and (b) 7.7575%.

Where the above table indicates that the holders of the preferred stock have no general voting rights, this means that they do not vote on matters submitted to a vote of the common stockholders. However, the holders of this preferred stock do have other special voting rights (1) that are required by Delaware law, (2) that apply if there is a default in paying dividends for the equivalent of six calendar quarters, in some cases whether or not consecutive and (3) when Citigroup wants to create any class of stock having a preference as to dividends or distributions of assets over such series or alter or change the provisions of the certificate of incorporation so as to adversely affect the powers, preferences or rights of the holders of such series. These special voting rights apply to all series of preferred stock listed above.

Important Provisions of Citigroup’s Certificate of Incorporation and By-Laws

Business Combinations.  The certificate of incorporation generally requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively by the holders of the then outstanding shares of voting stock, voting together as a single class, to approve any merger or other business combination between Citigroup and any interested stockholder, unless (1) the transaction has been approved by a majority of the continuing directors of Citigroup or (2) minimum price, form of consideration and procedural requirements are satisfied. An “interested stockholder” as defined in the certificate of incorporation generally means a person who owns at least 25% of the voting stock of Citigroup or who is an affiliate or associate of Citigroup and owned at least 25% of the voting stock of Citigroup at any time during the prior two years. A “continuing director”, as defined in the certificate of incorporation, generally means a director who is not related to an interested stockholder and held that position before an interested stockholder became an interested stockholder.

Amendments to Certificate of Incorporation and By-Laws.  The affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote is required to amend the provisions of the certificate of incorporation relating to the issuance of preferred stock or common stock. Amendments of provisions of the certificate of incorporation relating to business combinations generally require a vote of the holders of at least a majority of the then outstanding shares of voting stock. The board of directors, at any meeting, may alter or amend the by-laws upon the affirmative vote of at least 66 2/3% of the entire board of directors.

Vacancies.  Vacancies on the board of directors resulting from an increase in the number of directors may be filled by a majority of the board of directors then in office, so long as a quorum is present. Any other vacancies on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy that did not result from increasing the size of the board of directors shall hold office for a term coinciding with the predecessor director’s remaining term.

Tax Benefits Preservation Plan

On June 9, 2009, the board of directors of Citigroup adopted a Tax Benefits Preservation Plan (the “Plan”) and on May 9, 2011, certain adjustments were made to the terms of the Plan pursuant to an adjustment mechanism set forth in the Plan. The purpose of the Plan is to protect Citigroup’s ability to utilize certain tax assets, such as net operating loss carry-forwards and tax credits, to offset future income. Citigroup’s use of such tax assets in the future could be significantly limited if it experiences an “ownership change” for U.S. federal income tax purposes.

In connection with the adoption of the Plan, Citigroup’s board of directors declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of Citigroup’s common stock.

Each Right represents the right to purchase, for $200.00 (the “Purchase Price”), one one-millionth of a share of Series R preferred stock. Each share of Series R preferred stock, if issued, will (i) not be redeemable, (ii) entitle holders to receive, when, as and if declare by Citigroup’s board of directors, quarterly dividend payment of $1.00 per share of Series R preferred stock or an amount equal to one million times the dividend paid on one share of Citigroup’s common stock (other than dividend payable in shares of the common stock), whichever is greater, (iii) have the same voting power as one million shares of the common stock, (iv) entitle holders, upon any liquidation, dissolution or winding-up of Citigroup, to receive $1.00 per share of Series R Preferred Stock plus accrued and unpaid dividends or any amount equal to one million times the payment made on one share of common stock, whichever is greater, and (v) entitle holders to a per share payment equal to one million times the payment made one share of common stock, if shares of Citigroup’s common stock are exchanged in consolidation, merger, combination or other similar transactions.

The Rights are not exercisable until the earlier of (i) the close of business on the 10th business day after the date of the announcement that a person has become an Acquiring Person (as defined in the Plan) and (ii) the close of business on the 10th business day (or such later day as may be designated by Citigroup’s board of directors before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which could, if consummated, result in such person becoming an Acquiring Person. The date that the Rights become exercisable is referred to as the “Distribution Date.” After any person has become an Acquiring Person, each Right (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person) generally entitles the holder to purchase for the Purchase Price a number of shares of Series R preferred stock having a market value of twice the Purchase Price.

At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Citigroup’s common stock), Citigroup’s board of directors may generally exchange all or part of the Rights (other than Rights beneficially owned under certain U.S. tax rules by an Acquiring Person) for shares of Series R preferred stock at an exchange ratio of one one-millionth of a share of Series R preferred stock per Right.

Citigroup’s board of directors may redeem all of the Rights at a price of $0.0001 per Right at any time before a Distribution Date.

Prior to the Distribution Date, the Rights are evidenced by the certificates (or current ownership statements issued with respect to uncertificated shares in lieu of certificates) for, and will be transferred with, Citigroup’s common stock, and the registered holders of Citigroup’s common stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each record holder of Citigroup’s common stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from Citigroup’s common stock. The Rights will expire on June 10, 2012, unless earlier exchanged or redeemed.

At any time prior to the Distribution Date, the Plan may be amended in any respect. At any time after the occurrence of a Distribution Date, the Plan may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person).

A Rights holder has no rights as a stockholder of Citigroup, including the right to vote and to receive dividends.

The above summary of the Plan is qualified in its entirety by the full text of the Plan filed as Exhibit 4.1 to Citigroup’s Form 8-A filed June 11, 2009 and the Summary of Plan Adjustments filed as Exhibit 99.3 to Citigroup’s Form 8-K filed May 9, 2011, and both are incorporated herein by reference.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the material terms of Citigroup’s preferred stock, other than pricing and related terms disclosed in the accompanying supplement. You should read the particular terms of any series of preferred stock offered by Citigroup, which will be described in more detail in any supplement relating to such series, together with the more detailed provisions of Citigroup’s restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by the accompanying supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Citigroup’s outstanding preferred stock, see “Description of Capital Stock.”

Under Citigroup’s certificate of incorporation, the board of directors of Citigroup is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series.

Prior to the issuance of any series of preferred stock, the board of directors of Citigroup will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term “board of directors of Citigroup” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Citigroup and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Citigroup may have the effect of rendering more difficult or discouraging an acquisition of Citigroup deemed undesirable by the board of directors of Citigroup.

Under existing interpretations of The Board of Governors of the Federal Reserve System, if the holders of the preferred stock become entitled to vote for the election of directors because dividends on the preferred stock are in arrears as described below, preferred stock may then be deemed a “class of voting securities” and a holder of 25% or more of the preferred stock or a holder of 5% or more of the preferred stock that is otherwise a bank holding company may then be regulated as a “bank holding company” with respect to Citigroup in accordance with the Bank Holding Company Act. In addition, at such time:

•	any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve under the BHC Act to acquire or retain 5% or more of the preferred stock; and

•	any person other than a bank holding company may be required to obtain the approval of the Federal Reserve under the Change in Bank Control Act to acquire or retain 10% or more of the preferred stock.

Before exercising its option to redeem any shares of preferred stock, Citigroup will obtain the approval of the Federal Reserve if then required by applicable law.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Citigroup.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the supplement relating to such series.

Rank

Unless otherwise specified in connection with a particular offering of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors of Citigroup out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Citigroup or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

Citigroup may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, Citigroup may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Citigroup ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Citigroup’s common stock.

Redemption

If so specified in the applicable supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Citigroup or the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

Unless Citigroup defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Citigroup on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Citigroup after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Citigroup and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in a supplement. The supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

Citigroup may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Citigroup will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Citigroup and a bank or trust company selected by Citigroup having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Citigroup, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever Citigroup redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related supplement for such series of preferred stock.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

Citigroup will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Citigroup and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Citigroup.

The deposit agreement may be terminated by Citigroup at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Citigroup, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Citigroup notice of its intent to do so, and Citigroup may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Citigroup that are delivered to the preferred stock depositary and that Citigroup is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Citigroup will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Citigroup and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Citigroup and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Citigroup may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Citigroup, and Citigroup to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities;

•	capital securities issued by trusts, all of whose common securities are owned by Citigroup or by one of its subsidiaries;

•	junior subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require Citigroup to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

PLAN OF DISTRIBUTION

Citigroup may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

Any such underwriters, dealers or agents may include any broker-dealer subsidiary of Citigroup.

The supplement relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Citigroup from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise specified in connection with a particular offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If dealers are utilized in the sale of offered securities, Citigroup will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the supplement relating to that transaction.

Offered securities may be sold directly by Citigroup to one or more institutional purchasers, or through agents designated by Citigroup from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, Citigroup may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable supplement.

If so indicated in the applicable supplement, Citigroup will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup at the public offering price set forth in such supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the supplement and the supplement will set forth the commission payable for solicitation of such contracts.

Conflicts of Interest.  The broker-dealer subsidiaries of Citigroup, including Citigroup Global Markets Inc., are members of the FINRA and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup’s broker-dealer subsidiaries participate will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

This prospectus, together with any applicable supplement, may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup’s broker-dealer subsidiaries may act as principal or agent in such transactions. None of Citigroup’s broker-dealer subsidiaries have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the securities, if the supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The supplement will identify any remarketing firm and the terms of its agreement, if any, with Citigroup and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup and affiliates of Citigroup in the ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the offered securities of Citigroup. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts) (collectively, “plans”), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

Citigroup has subsidiaries, including insurance company subsidiaries and broker-dealer subsidiaries, that provide services to many employee benefit plans. Citigroup and any such direct or indirect subsidiary of Citigroup may each be considered a “party in interest” and a “disqualified person” to a large number of plans. A purchase of offered securities of Citigroup by any such plan would be likely to result in a prohibited transaction between the plan and Citigroup.

Accordingly, unless otherwise provided in connection with a particular offering of securities, offered securities may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following exemptions (or a similar exemption or exception) applies to such purchase, holding and disposition:

•	Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code for transactions with certain service providers (the “Service Provider Exemption”),

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts, or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Unless otherwise provided in connection with a particular offering of securities, any purchaser of the offered securities or any interest therein will be deemed to have represented and warranted to Citigroup on each day including the date of its purchase of the offered securities through and including the date of disposition of such offered securities that either:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempted by Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code or one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c)	it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the class exemptions listed above.

LEGAL MATTERS

Julie Bell Lindsay, General Counsel — Capital Markets and Corporate Reporting of Citigroup, Michael J. Tarpley, Associate General Counsel — Capital Markets and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, or counsel to be identified in the applicable supplement, will act as legal counsel to Citigroup. Ms. Lindsay and Mr. Tarpley each respectively beneficially own, or have rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, or other counsel identified in the applicable supplement, will act as legal counsel to the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG audits and reports on consolidated financial statements of Citigroup at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority. The report of KPMG LLP on the consolidated financial statements refers to changes in 2010 in Citigroup’s method of accounting for qualifying special purpose entities, variable interest entities and embedded credit derivatives and to changes in 2009 in Citigroup’s methods of accounting for other-than-temporary impairments on investment securities, business combinations, noncontrolling interests in subsidiaries, and earnings per share.

$1,875,000,000

3.953% Notes due 2016

PROSPECTUS SUPPLEMENT

June 8, 2011

Citi

Deutsche Bank Securities
Goldman, Sachs & Co.
Nomura
UBS Investment Bank
Wells Fargo Securities

Banca IMI	Drexel Hamilton, LLC
Lebenthal & Co., LLC	Lloyds Securities
Loop Capital Markets	Raiffeisen Bank International AG
Ramirez & Co., Inc.	RBC Capital Markets
Siebert Capital Markets	SOCIETE GENERALE
TD Securities	The Williams Capital Group, L.P.